UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. ___ )
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☐     Soliciting Material Pursuant to §240.14a-12
TEKELEC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TEKELEC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 18, 2007
     The Annual Meeting of the Shareholders of Tekelec, a California corporation (the “Company”), will be held Friday, May 18, 2007, at 9:00 a.m., local time, at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560. The purposes of the Annual Meeting are:
     1. To elect six directors to serve for a one-year term. The names of the nominees intended to be presented for election are: Robert V. Adams, Daniel L. Brenner, Mark A. Floyd, Martin A. Kaplan, Franco Plastina and Michael P. Ressner;
     2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and
     3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
     The record date for our Annual Meeting is March 26, 2007. Only record holders of Common Stock at the close of business on March 26, 2007 are entitled to receive notice of and to vote at the Annual Meeting.
     We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, your vote is important to us and to our business, and we therefore encourage you to sign and return your proxy card in the enclosed postage-prepaid envelope, or vote by telephone or over the Internet following the instructions on your proxy card, so that your shares will be represented and voted at the Annual Meeting. Any shareholder of record attending the Annual Meeting may vote in person even if he or she has returned a proxy.
By Order of the Board of Directors
Ronald W. Buckly
Corporate Secretary
Morrisville, North Carolina
April 1, 2007
PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO US IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO US.

TEKELEC
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
     The Board of Directors of Tekelec (the “Board”) is furnishing you with this proxy statement to solicit proxies for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, May 18, 2007, at 9:00 a.m., local time, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. The proxies may also be voted at any adjournment or postponement of our Annual Meeting. The Annual Meeting will be held at our offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560.
     These proxy solicitation materials are first being mailed on or about April 4, 2007 to all shareholders entitled to vote at the Annual Meeting.
     Only shareholders of record at the close of business on March 26, 2007, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 69,258,095 shares of our Common Stock were issued and outstanding.
     Any proxy that you give in response to this proxy solicitation may be revoked by you at any time before its use in one of two ways, either by:
•	delivering to our Corporate Secretary a written notice of revocation or another proxy bearing a later date, or

•	attending our Annual Meeting and voting in person.
Voting and Solicitation
     Methods of Voting. You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.
     Voting by Mail. By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
     Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
     Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

     Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.
     Voting for Directors. In the election of directors, you may vote “FOR” all or some of the director nominees, or your vote may be “WITHHELD” for one or more of the director nominees. You may also cumulate your votes in the election of directors if you or any other shareholder notifies us at the Annual Meeting prior to voting of an intention to cumulate votes.
     Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of our Common Stock, and there are six directors to be elected at our Annual Meeting, you may allocate 600 “FOR” votes (six times 100) among as few or as many of the six nominees to be voted on at the Annual Meeting as you choose.
     If you sign your proxy card or voting instruction card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that the proxy holders will not cast your votes for a nominee if you have instructed that votes be “WITHHELD” for that nominee.
     Voting on All Other Matters. Each share of common stock outstanding as of the close of business on the Record Date has one vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” for any proposal other than a proposal relating to the election of directors. Except as otherwise required by law, our Articles of Incorporation or our Amended and Restated Bylaws, the affirmative vote of a majority of shares present or represented by proxy and voting at our Annual Meeting is required for the approval of matters other than the election of directors. California state law also requires that the number of shares voting “FOR” any matter must equal at least a majority of the required quorum for the meeting.
     You may vote part of your shares “FOR” any proposal and refrain from voting your remaining shares or you may vote your remaining shares “AGAINST” the proposal. If you fail to specify the number of shares you are voting “FOR” a proposal, then we are allowed to assume that you are voting all of your shares “FOR” the proposal.
     Effect of Abstentions. Abstentions are included in determining the number of shares present and entitled to vote for purposes of determining the presence of a quorum. In the case of election of directors, however, your abstention will have no effect on the outcome on the election of directors.
     In general, abstentions are not counted either “FOR” or “AGAINST” a proposal being voted on. If, however, the number of abstentions is such that the “FOR” votes, while outnumbering the votes “AGAINST” the proposal, do not equal at least a majority of the quorum required for the meeting, the proposal will be defeated and, in this case, abstentions will have the same effect as a vote “AGAINST” the proposal.
     For example, if 60 percent of our outstanding shares are represented in person or by proxy at a meeting at which the required quorum is a majority of the outstanding shares, and the vote on a proposal is 30 percent in favor, 15 percent against and 15 percent abstaining, then the proposal will be adopted.

However, if 21 percent vote in favor, 19 percent vote against and 20 percent abstain, then the proposal will be defeated because 21 percent does not represent a majority of the required quorum, even though the affirmative votes outnumber the negative votes.
     Effect of “Broker Non-Votes.” If you hold your shares at the account of a brokerage firm or bank, it is likely that your shares are held in “street name.” Shares that are held in “street name” are held in the name of the brokerage firm or bank or the name of a nominee. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. Examples of routine matters include the election of directors when the candidates are unopposed and proposals to increase the number of authorized common shares that a company may issue. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, then such action is referred to as a “broker non-vote.”
     The cost of this solicitation will be borne by Tekelec. We have retained the services of Georgeson Shareholder to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders and soliciting votes. The estimated cost of such services is $2,000 plus out-of-pocket expenses. We may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners, although there are no formal agreements in place. Proxies may be solicited by our directors, officers and regular employees, without additional compensation.
     Voting Confidentiality. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.
Deadline for Receipt of Shareholder Proposals
     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company’s annual meeting of shareholders to be held in 2008 (the “2008 Annual Meeting”) must be received by the Company no later than December 6, 2007 in order to be included in the proxy materials relating to that annual meeting. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the 2008 Annual Meeting, unless the Company receives written notice of such matters on or before February 19, 2008; provided, however, that if the date of the 2008 Annual Meeting is more than 30 days before or after the anniversary date of the 2007 Annual Meeting, then the Company must receive written notice of such matters within a reasonable time before the Company begins to print and mail its proxy materials. It is recommended that shareholders submitting proposals direct them to the Corporate Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the 2007 Annual Meeting scheduled for May 18, 2007.
PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Amended and Restated Bylaws provide that the authorized number of directors on Tekelec’s Board of Directors can range from five to nine. The number of authorized directors is currently set at eight. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors reduced the number of authorized directors to six, effective as of the date of the Annual Meeting, in order to reflect the resignation of Jean-Claude Asscher as Chairman of the Board and a director effective December 31, 2006 and the decision by Jon F. Rager in March 2007 to retire from and not stand for reelection to the Board of Directors. A board of six directors will therefore be elected at the

Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for our six nominees, all of whom are named below and all of whom currently serve as directors of Tekelec. All of our directors except for Michael P. Ressner were previously elected by the shareholders. In November 2006, our Board increased the size of the Board from seven to eight directors and appointed Mr. Ressner to fill the vacancy.
     In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the nominees listed in this proxy statement as possible, and, in this event, the specific nominees to be voted for will be determined by the proxy holders. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and such time as his successor is duly elected and qualified, or until his earlier resignation, removal or death.
Nominees
     The names of the nominees, and certain information about them, are set forth below:

Name	Age	Position(s) with the Company	Director Since
Robert V. Adams	75	Director(1) (3) (4)	1991
Daniel L. Brenner	55	Director(1) (2) (4)	1990
Mark A. Floyd	51	Chairman of the Board and Director(2) (3) (4)	2004
Martin A. Kaplan	69	Director(3)	2003
Franco Plastina	44	Director, President and Chief Executive Officer	2006
Michael P. Ressner	58	Director(1) (3)	2006

(1)	Member, Audit Committee

(2)	Member, Compensation Committee

(3)	Member, Corporate Development Committee

(4)	Member, Nominating and Corporate Governance Committee
     Mr. Adams has been a director of our Company since December 1991. Since September 1999, Mr. Adams has served as President and Chief Executive Officer of RV Adams Capital Management, a private venture capital investment company. From 1989 until September 1999, Mr. Adams served as Chief Executive Officer and President of Xerox Technology Ventures, a venture capital company responsible for identifying, developing and managing new business opportunities for Xerox Corporation. Mr. Adams also serves as a director of Quintessence Photonics Corporation.
     Mr. Brenner has been a director of our Company since May 1990. Mr. Brenner served as Vice President, Law and Regulatory Policy for the National Cable Television Association (NCTA) from June 1992 until August 1999 when he became Senior Vice President, Law and Regulatory Policy of the NCTA (in 2001, the NCTA changed its name to National Cable & Telecommunications Association).
     Mr. Floyd has been a director of our Company since October 2004, was appointed as Vice Chairman of the Board in February 2006 and became Chairman of the Board in January 2007. Mr. Floyd served as the Chief Executive Officer and President of Entrisphere, a telecommunications equipment manufacturer, from August 2002 until its sale to Ericsson in February 2007. From April 2001 until

February 2002, Mr. Floyd served as President and Chief Executive Officer of Siemens Information and Communications Networks U.S. Mr. Floyd also serves as a director of Carrier Access Corporation.
     Mr. Kaplan has been a director or our Company since June 2003. Mr. Kaplan has served as a director of JDS Uniphase Corporation, a telecommunications equipment manufacturer, since October 1997 and as its Chairman of the Board since May 2000. He has also served as a director of Superconductor Technologies Inc., a telecommunications equipment manufacturer, since December 2002. Mr. Kaplan also served as a director and Chairman of the Board of Santera Systems Inc. from February 2001 until June 2003 when Tekelec acquired a majority interest in that company.
     Mr. Plastina joined our Company as President and Chief Executive Officer and as a director in February 2006. From September 2005 until joining our Company and from March 2003 until joining Proxim Corporation in May 2003, Mr. Plastina served as an Executive in Residence at Warburg Pincus LLC, a private equity firm. From May 2003 until July 2005, he held various executive positions with Proxim Corporation, a provider of wireless infrastructure equipment for wireless fidelity, or Wi-Fi, and wireless broadband markets, including Executive Chairman from January 2005 until July 2005 and President and Chief Executive Officer and a director from May 2003 until December 2004. In June 2005, Proxim Corporation filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From 1987 until November 2002, Mr. Plastina held various management and executive positions at Nortel Networks, where he most recently served as President, Metro/ Enterprise Networks, from October 2001 until November 2002 and as President, Wireless and Core Networks, from February 2001 until October 2001.
     Mr. Ressner became a director of our Company in November 2006. Since 2002, Mr. Ressner has served as an advisor in the College of Management at North Carolina State University, where from 2002 until 2004, he was also an adjunct professor of finance and accounting. From 1981 until his retirement in 2003, Mr. Ressner held a number of senior management positions in finance and operations at Nortel Networks, where he most recently served as Vice President, Finance. Mr. Ressner also serves as a director of Exide Technologies, Inc., Entrust, Inc., and Magellan Health Services, Inc.
     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company except that Mr. Brenner and the spouse of Ronald W. Buckly, who resigned effective December 31, 2006 as the Company’s Senior Vice President, Corporate Affairs and General Counsel, are first cousins.
Information Regarding our Board of Directors and its Committees
     Our Board of Directors held a total of 11 board meetings during 2006 and acted four times by unanimous written consent. The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. During 2006, each of our directors attended at least 75% of all Board meetings and meetings of Committees of which he was a member, other than Jean-Claude Asscher who attended only 55% of all Board meetings held in 2006.
     We strongly encourage our Board members to attend our annual meetings of shareholders. All of our Board members attended our 2006 annual meeting of shareholders other than Mr. Ressner who was not a member of the Board at that time.

     Board of Director Changes since our 2006 Annual Meeting of Shareholders.
•	The Board appointed Michael P. Ressner to the Board in November 2006.

•	Jean-Claude Asscher resigned as Chairman of the Board and as a director effective December 31, 2006. He currently serves as Chairman Emeritus of our Board of Directors.

•	Mark Floyd succeeded Mr. Asscher as Chairman of the Board effective January 1, 2007.

•	Jon F. Rager, a director since 1981, has decided to retire from the Board and not stand for re-election at the Annual Meeting. Mr. Rager will continue to serve as a director, Chair of the Audit Committee and a member of the Compensation Committee until the date of the Annual Meeting.
     Director Independence. Tekelec’s directors meet the standards for director independence under listing standards established by The Nasdaq Stock Market (“Nasdaq”) and Securities and Exchange Commission (“SEC”) rules. An “independent director” means a person other than an executive officer or employee of Tekelec, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Tekelec within the last three years.
     The Board considered relationships, transactions and/or arrangements with each of the directors in determining whether he was independent. The Board has affirmatively determined that each member of the Board, other than Messrs. Kaplan and Plastina, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Plastina did not meet the independence standards because he is an officer and employee of Tekelec. Mr. Kaplan did not meet the independence standards because he served as a paid consultant to the Company from June 2003 until June 2005.
     The non-employee directors meet regularly in executive sessions without the presence of Mr. Plastina or other members of Tekelec’s management during regularly scheduled Board meetings and from time to time as they deem necessary or appropriate.
     Audit Committee. The current members of our Audit Committee are Messrs. Adams, Brenner, Rager (Chair) and Ressner, and the Board has determined that each member of the Audit Committee is “independent” under current Nasdaq listing standards and SEC rules. In addition, the Board has determined that Messrs. Rager and Ressner each qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and that each member of the Audit Committee is financially literate for purposes of the Nasdaq listing standards. During 2006, the Audit Committee met 25 times.
     The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. Specifically, the Audit Committee assists the Board in overseeing:
•	the integrity of Tekelec’s financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our Company’s internal audit function;

•	the performance of the independent registered public accounting firm;

•	the integrity of our Company’s systems of internal accounting and financial controls; and

•	our Company’s compliance with legal and regulatory requirements.

     The Audit Committee has sole authority for selecting, evaluating and, when appropriate, replacing our independent registered public accounting firm and meets privately, outside the presence of management, with our independent registered public accountants to discuss our internal accounting control policies and procedures. The Committee also reviews and approves in advance the services provided and fees charged by our independent registered public accountants.
     In February 2006, based on our management’s recommendations and after assessing the materiality of certain errors in our previously issued financial statements, the Audit Committee determined that we would restate our consolidated financial statements to correct certain errors therein for (1) the year ended December 31, 2003, (2) the year ended December 31, 2004 and each of the quarters therein, and (3) each of the quarters in the nine months ended September 30, 2005. Beginning in February 2006 and continuing through the June 2006 completion of the filing of all required restatements with the SEC, the Audit Committee met on a regular basis with our management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm, to review and discuss matters related to the restatement of our financial statements.
     The Audit Committee operates pursuant to a written charter approved by the Board, a copy of which is attached as Appendix A to this Proxy Statement and is also available on the Company’s website (www.tekelec.com).
     Compensation Committee. The current members of our Compensation Committee are Messrs. Brenner (Chair), Floyd and Rager. The Board has determined that each member of the Compensation Committee is “independent” under current Nasdaq listing standards. Mr. Kaplan serves as an ex officio member of the Compensation Committee. During 2006, the Compensation Committee met 12 times and acted once by unanimous written consent.
     The Compensation Committee is responsible for overseeing and advising the Board with respect to our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. The Compensation Committee:
•	approves the base salaries and other compensation for our executive officers (other than the Chief Executive Officer) and recommends to the Board the compensation for the Chief Executive Officer;

•	recommends to the Board the terms of our annual bonus plans for officers and employees;

•	administers our equity incentive plans (other than the equity incentive plans for our non-employee directors);

•	determines the persons to whom equity incentives (e.g., stock options, stock appreciation rights and restricted stock units) are granted and the terms of the equity incentives; and

•	recommends to the Board the compensation paid to directors for Board and committee service.
     Although our Compensation Committee has not been authorized to delegate its duties and responsibilities to other persons, our Compensation Committee has the authority in its discretion to retain independent compensation consultants and outside advisors to assist the Committee in carrying out its duties and responsibilities.
     Our Compensation Committee from time to time meets with our Chief Executive Officer and other members of management to discuss and obtain recommendations with respect to the Company’s compensation practices and programs for our officers and employees. Although Mr. Plastina, our Chief Executive Officer, is a member of our Board of Directors, he does not participate in any discussions or decisions of the Board or Compensation Committee regarding the setting of his salary or the award of any bonus or the grant of any equity incentive to him.
     The Compensation Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on the Company’s website (www.tekelec.com).
     Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Messrs. Adams (Chair), Brenner and Floyd (since April 2006). During 2006, the Nominating and Corporate Governance Committee met four times. Mr. Kaplan serves as an ex officio member of the Nominating and Corporate Governance Committee. The Board has determined that Messrs. Adams, Brenner and Floyd are “independent” under current Nasdaq listing standards.
     The Nominating and Corporate Governance Committee is responsible for:
•	recommending to the Board individuals qualified to serve as directors and as members of committees of the Board of Directors;

•	advising the Board with respect to Board composition, procedures, committees and related matters;

•	developing and recommending to the Board, and advising the Board with respect to, Corporate Governance Guidelines applicable to Tekelec; and

•	overseeing the review and evaluation of the Board’s performance.
     The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at our annual meetings of shareholders. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by our directors, officers and shareholders. The Nominating and Corporate Governance Committee discusses the required selection criteria and qualifications of director nominees based upon our Company’s needs at the time nominees are considered. Although there are no stated minimum criteria for director nominees, in evaluating director candidates, the Nominating and Corporate Governance Committee considers factors that are in the best interests of our company and our shareholders, including, among others:
•	the knowledge, experience, integrity and judgment of possible candidates for nomination as directors;

•	the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which we desire to have represented on the Board; and

•	each candidate’s ability to devote sufficient time and effort to his or her duties as a director.
     The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants. During 2006, the Nominating and Corporate Governance Committee retained independent consultants to advise the Committee with respect to Board composition, to assist the Committee in identifying and evaluating qualified individuals to be considered for appointment as directors and to provide guidance to the Committee and the Board in connection with the evaluation of the performance of members of the Board and its committees. In April 2006, the Nominating and Corporate Governance Committee retained Spencer Stuart principally to assist the Committee in identifying and evaluating candidates for our Board of Directors. Spencer Stuart assisted the Nominating and Corporate Governance Committee in evaluating Michael P. Ressner as a potential candidate for the Board.

     If you wish to recommend a director candidate, please send the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560:
•	the name of the candidate and a summary of the candidate’s background and qualifications;

•	the contact information for the candidate and a document showing the candidate’s willingness to serve as a director if elected; and

•	a signed statement in which you give your current status as a Tekelec shareholder and in which you indicate the number of shares of Tekelec Common Stock that you beneficially own.
     The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve and other information. The Nominating and Corporate Governance Committee evaluates this information against the criteria described above and Tekelec’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet our Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting of shareholders. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.
     The Nominating and Corporate Governance Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on the Company’s website (www.tekelec.com).
     Corporate Development Committee. The current members of the Corporate Development Committee are Messrs. Adams, Floyd, Kaplan (Chair), Ressner (since January 12, 2007) and Plastina (ex officio) and Danny Parker (ex officio). Mr. Rager served as a Committee member from July 2003 until Mr. Ressner’s appointment in January 2007. The Corporate Development Committee did not meet during 2006. The Corporate Development Committee assists and advises our management with respect to corporate development alternatives outside the ordinary course our business and strategic alternatives under consideration from time to time by either our management or us.
     Transition Committee. In November 2005, the Board established the Transition Committee and appointed Messrs. Floyd (Chair), Adams, Brenner, Kaplan and Rager to serve as its members. The Transition Committee met informally several times following its formation until the Board appointed Mr. Plastina as Chief Executive Officer in February 2006. The term of the Transition Committee expired in March 2006.
     The Board established the Transition Committee for the purpose of acting on behalf of the Board in, and assuming principal responsibility for, conducting a search for a new Chief Executive Officer for our Company and to assist and advise our management with respect to transition-related matters during such search. The Board authorized the Transition Committee to interview and engage an executive search firm to:
•	assist it in identifying and evaluating potential candidates for the Chief Executive Officer position and to negotiate the terms and compensation of such engagement;

•	interview and evaluate potential candidates;

•	to structure, negotiate and recommend to the Board for its approval the compensation package (e.g., annual base salary, bonus, benefits and cash and/or equity incentives) payable to the successful candidate and the terms and conditions of his/her employment;

•	recommend to the Board, one or more candidates to be considered for the position of the Chief Executive Officer; and

•	coordinate with and assist and advise our management during the search and pending the selection and appointment of a new Chief Executive Officer and the commencement of his employment with our Company.
Compensation of Directors
     The following table shows compensation information for Tekelec’s current and former non-employee directors for 2006.
Director Compensation for 2006

	Fees Earned or	Option
	Paid in Cash	Awards		Total
Name	($)	($)(1)(2)		($)
Robert V. Adams	$111,800	$32,599	(3)	$144,399
Jean-Claude Asscher	76,050	32,599	(3)	108,649
Daniel L. Brenner	129,200	32,599	(3)	161,799
Mark A. Floyd	104,500	32,599	(3)	137,099
Martin A. Kaplan	98,000	32,599	(3)	130,599
Jon F. Rager	127,200	32,599	(3)	159,799
Michael P. Ressner	4,625	23,830	(4)	28,455

(1)	The amounts shown in this column do not reflect compensation actually received by the directors. The amounts shown reflect the compensation expense recognized by Tekelec in its consolidated financial statements for 2006 as determined in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payments” (“SFAS 123R”). Pursuant to SEC rules, these amounts are not reduced by an estimate of forfeiture probability. The assumptions used to calculate the annual compensation expense associated with these option awards are described in Note 14 to the Company’s Consolidated Financial Statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for 2006 filed with the SEC on February 27, 2007. The amounts recognized in 2006 as annual compensation expense reflect compensation expense attributable to the stock options granted to the directors in 2005 and 2006 under the Director Plan, except for Mr. Ressner, for whom the amount reflects compensation costs for a stock option granted to him upon his appointment to the Board in November 2006. None of these directors held any restricted stock units or any other stock awards as of December 31, 2006.

(2)	As of December 31, 2006, the non-employee directors held options under our director stock option plans to purchase an aggregate number of shares of our Common Stock, as follows: Mr. Adams – 50,000 shares; Mr. Asscher – 45,000 shares; Mr. Brenner – 50,000 shares; Mr. Floyd – 50,833 shares; Mr. Kaplan – 40,000 shares; Mr. Rager – 25,000 shares; and Mr. Ressner – 32,500 shares.

(3)	This amount reflects the fair value of the options to purchase 10,000 shares of Tekelec Common Stock granted to each of Messrs. Adams, Asscher, Brenner, Floyd, Kaplan and Rager as of the grant date (i.e., August 4, 2006) and computed in accordance with SFAS 123R was $37,628.

(4)	This amount reflects the fair value of the options to purchase 32,500 shares of Tekelec Common Stock granted to Mr. Ressner as of the grant date (i.e., November 28, 2006) and computed in accordance with SFAS 123R was $190,661.
     We pay to each non-employee director a quarterly retainer of $12,500, plus $2,000 for attending a Board meeting in excess of four hours and $1,000 for attending a Board meeting of four hours or less. In 2006, we paid an additional annual retainer of $12,500 to Jean-Claude Asscher as Chairman of the Board. Effective January 1, 2007, we agreed to pay to Mark Floyd, who succeeded Mr. Asscher as Chairman of the Board, an additional annual retainer in the amount of $75,000.

     Our non-employee directors who have been appointed to a committee of the Board also receive quarterly retainers and fees for participating in committee meetings, and those retainers and fees are summarized below:

			Nominating and
			Corporate	Corporate
	Audit	Compensation	Governance	Development	Transition
	Committee	Committee	Committee	Committee	Committee
Quarterly Retainers (non-Chair)	$2,000	$1,250	$1,000	$1,000	$5,000
Quarterly Retainers (Chair)	5,000	4,000	1,500	1,500	12,500
Meeting Attendance Fees	800	750	750	1,000/750 *	n/a

*	Members of the Corporate Development Committee receive $1,000 for attending in person or telephonically a meeting of at least four hours and $750 for meetings of less than four hours.
     The total amount of cash compensation paid to all non-employee directors for 2006 was approximately $651,000.
     We also reimburse all directors for reasonable expenses incurred in connection with attending Board and Committee meetings.
     Directors who are not employees of our company are ineligible to participate in our Company’s equity incentive plans for employees. Under our company’s Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”), each non-employee director re-elected at an annual meeting of our shareholders automatically receives an option to purchase 10,000 shares of our Company’s Common Stock. Each non-employee director also automatically receives, upon his or her initial election or appointment, an option to purchase a number of shares equal to the sum of (a) 25,000, plus (b) 10,000, if the director is initially elected at an annual meeting of our shareholders, or a pro rata portion of 10,000 if the director is initially elected or appointed on a date other than the date of an annual meeting. Options granted under the Director Plan have an exercise price equal to the closing sales price of our Common Stock on the date of grant, vest in four equal quarterly installments (or eight equal quarterly installments in the case of options granted upon initial election or appointment to the Board) as long as the holder remains a non-employee director of Tekelec. Each vested installment of the options terminates four years after vesting.
     In accordance with the terms of the Director Plan, each of Messrs. Adams, Asscher, Brenner, Floyd, Kaplan and Rager was granted an option to purchase 10,000 shares of our Common Stock upon his re-election as a director at our 2006 annual meeting of shareholders. These options have an exercise price equal to $10.24 per share. In accordance with the terms of the Director Plan, Mr. Ressner was granted an option to purchase 32,500 shares of our Common Stock upon his initial election to the Board in November 2006. His options have an exercise price equal to $16.14 per share.
     Upon their re-election to the Board at the 2007 Annual Meeting and in accordance with the terms of the Director Plan, each of Messrs. Adams, Brenner, Floyd, Kaplan and Ressner will automatically be granted an option to purchase 10,000 shares of our Common Stock with an exercise price equal to the sales price of our Common Stock on that date. These options will vest in four equal quarterly installments over one year.

Shareholder Communications with the Board of Directors
     We have implemented a process by which our shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its Committees, or one or more of its individual directors, regarding Tekelec may do so by sending a letter addressed to the Board, the particular Committee or the individual director(s), c/o Tekelec Corporate Secretary, 5200 Paramount Parkway, Morrisville, North Carolina 27560. We have instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the Committee or the individual Board member(s) specifically addressed in the communication.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.
     All directors who are members of the Audit Committee are independent under current Nasdaq listing standards and meet applicable financial experience requirements. The duties, responsibilities and operation of the Audit Committee are governed by a charter which was most recently amended and restated in February 2007. A copy of the charter is attached as Appendix A to this Proxy Statement.
     The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Management has the primary responsibility for Tekelec’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of our internal control over financial reporting. Our management is responsible for the preparation and integrity of our financial statements and our financial reporting and control processes and procedures, including our system of internal controls and our disclosure controls and procedures. PricewaterhouseCoopers LLP, our Company’s independent registered public accounting firm, is responsible for auditing Tekelec’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. In addition, PricewaterhouseCoopers LLP is responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and our Company’s maintenance of effective internal control over financial reporting.
     In the performance of our oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with our management and PricewaterhouseCoopers LLP. We discussed with our management and with PricewaterhouseCoopers LLP their judgments as to both the quality and the acceptability of our accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of the disclosures in the financial statements. During 2006, we also monitored the progress and results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of our internal control over financial reporting. As part of our oversight responsibilities, we met periodically with Tekelec’s internal auditor and independent registered public accounting firm, separately and together and with and without management present, to discuss the adequacy and effectiveness of Tekelec’s internal control over financial reporting and the quality of the financial reporting process.
     We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, including, among other items, matters related to the conduct by the independent registered public accounting firm of the audit of Tekelec’s consolidated financial statements. We have also discussed with PricewaterhouseCoopers LLP the other matters that are required to be discussed by an independent registered public accounting firm with an audit committee under the standards of the Public Company Accounting Oversight Board. We have also received the written disclosures and correspondence from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed with PricewaterhouseCoopers LLP matters relating to its independence from Tekelec.
     Our management and PricewaterhouseCoopers LLP, have more resources and time, and more detailed knowledge and information regarding our accounting, auditing, internal control and financial reporting practices, than we do. The members of the Audit Committee rely without independent verification on the information provided to us and on the representations made by management and PricewaterhouseCoopers LLP. Accordingly, our oversight does not provide an independent basis to determine that Tekelec’s management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of the Tekelec’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in conformity with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact “independent.”
     Based upon the review and discussions described in this report, and subject to the limitations on our role and responsibilities described above and in our Charter, we recommended to the Board of Directors that Tekelec’s audited consolidated financial statements be included in Tekelec’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Jon F. Rager, Chairman
Robert V. Adams
Daniel L. Brenner
Michael P. Ressner (member since February 16, 2007)

COMMON STOCK OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     The following table summarizes information regarding beneficial ownership of our Common Stock as of February 1, 2007 by (a) each person who is known to own beneficially more than 5% of the outstanding shares of our Common Stock, (b) each of our directors, (c) each of the executive officers named in the Summary Compensation Table below who were executive officers at December 31, 2006 and (d) all current directors and executive officers of Tekelec as a group:

Name of Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class
Glenn J. Krevlin	8,900,000	(2)	12.9%
Glenhill Advisors, LLC 598 Madison Avenue, 12th Floor New York, NY 10022

Stirling Trustees Limited	8,801,301	(3)	12.7%
The Natinec Trust P. O. Box 801 28 30 The Parade St. Helier, Jersey JE4 OSZ Channel Islands

Brookside Capital Partners Fund, L.P.	6,184,535	(4)	8.9%
111 Huntington Avenue Boston, MA 02199

Ronald W. Buckly	482,834	(5)	*

Franco Plastina	312,500	(6)	*

Richard E. Mace	115,657	(7)	*

Martin A. Kaplan	112,500	(8)	*

Ronald J. de Lange	75,000	(9)	*

William H. Everett	63,915	(10)	*

Robert V. Adams	60,500	(11)	*

Daniel L. Brenner	55,500	(12)	*

Mark A. Floyd	50,833	(13)	*

Jon F. Rager	31,500	(14)	*

Michael P. Ressner	8,125	(15)	*

All current directors and executive officers as a group (16 persons)	1,297,823	(16)	1.8%

*	Less than one percent

(1)	These persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	Based on an amended Schedule 13D dated March 14, 2007 filed jointly by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC, and Glenhill Capital LP, as members of a group, reporting that such persons and their affiliates individually beneficially own from 400,000 to 8,900,000 shares of our Common Stock.

(footnotes continued on next page)

(3)	These shares are held in the name of Natinco, S.A. (“Natinco”), a Luxembourg investment company which holds minority interests in a number of U.S. and Europe-based companies, including an interest in Techniques & Produits, S.A., a French company of which Jean-Claude Asscher, the Chairman Emeritus of our Board of Directors, is a shareholder. Stirling Trustees Limited (“Stirling”), as Trustee of the Natinec Trust, has advised the Company that the Natinec Trust owns all of the equity interest in Natinco and that Natinco holds the shares in the Company for investment only. Mr. Asscher has advised the Company that he does not have or share voting or investment power with respect to these shares and he has no beneficial or financial interest in Natinco and therefore does not consider himself to be a beneficial owner of such shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.

(4)	Based on a Schedule 13G dated February 14, 2007 wherein Brookside Capital Partners Fund, L.P. reported that as of December 31, 2006 it had sole voting and sole dispositive power as to 6,184,535 shares.

(5)	Includes 460,966 shares subject to options held by Mr. Buckly, which are exercisable or become exercisable within 60 days after February 1, 2007.

(6)	Consists of 250,000 shares subject to stock appreciation rights and 62,500 restricted stock units held by Mr. Plastina, which become exercisable or which vest within 60 days after February 1, 2007.

(7)	Consists of 112,500 shares subject to options and 625 restricted stock units held by Mr. Mace which are exercisable or become exercisable or which vest within 60 days after February 1, 2007.

(8)	Consists of 112,500 shares subject to options held by Mr. Kaplan, which are exercisable or become exercisable within 60 days after February 1, 2007.

(9)	Consists of 75,000 shares subject to options held by Mr. de Lange, which are exercisable or become exercisable within 60 days after February 1, 2007.

(10)	Includes 42,188 shares subject to options and 8,125 restricted stock units held by Mr. Everett, which are exercisable or become exercisable or which vest within 60 days after February 1, 2007.

(11)	Includes 47,500 shares subject to options held by Mr. Adams, which are exercisable or become exercisable within 60 days after February 1, 2007.

(12)	Includes 47,500 shares subject to options held by Mr. Brenner, which are exercisable or become exercisable within 60 days after February 1, 2007.

(13)	Consists of 50,833 shares subject to options held by Mr. Floyd, which are exercisable or become exercisable within 60 days after February 1, 2007.

(14)	Includes 9,000 shares held by a family trust and 22,500 shares subject to options held by Mr. Rager which are exercisable or become exercisable within 60 days after February 1, 2007.

(15)	Includes 8,125 shares subject to options held by Mr. Ressner, which are exercisable or become exercisable within 60 days after February 1, 2007.

(16)	Includes 1,152,462 shares subject to options or stock appreciation rights and 73,750 shares subject to restricted stock units held by all current directors and executive officers as a group, which options and stock appreciation rights are exercisable or become exercisable within 60 days after February 1, 2007 and which restricted stock units vest within 60 days after February 1, 2007.

EXECUTIVE OFFICERS
     Our current executive officers, and certain information about them, are described below:

Name	Age	Title
Franco Plastina	44	President and Chief Executive Officer
William H. Everett	56	Executive Vice President and Chief Financial Officer
Richard E. Mace	52	Executive Vice President, Global Business Group Solutions
Eric Gehl	42	President and General Manager, Communications Software Solutions Group
Ronald J. de Lange	48	President and General Manager, Network Signaling Group
Jay F. Whitehurst	47	President and General Manager, Switching Solutions Group
Danny L. Parker	49	Chief Strategy and Corporate Development Officer
J. Scott Weidenfeller	46	Senior Vice President, Global Marketing
David K. Rice	48	Senior Vice President, Operations
Gregory S. Rush	39	Vice President, Corporate Controller and Chief Accounting Officer
     The Board appoints our officers who then serve at the discretion of the Board. For information concerning Mr. Plastina, see “Directors” above.
     Mr. Everett joined our Company as Vice President, Product Marketing of the Communications Software Solutions Group in October 2004 when we acquired Steleus Group, and he served as Senior Vice President and Chief Financial Officer from April 2005 until February 2007 when he assumed his current position as Executive Vice President and Chief Financial Officer. From January 1, 2006 until Mr. Plastina’s appointment as President and Chief Executive Officer in February 2006, Mr. Everett also served as acting Chief Executive Officer of the Company. From October 2001 until October 2004, Mr. Everett served as Executive Vice President and Chief Financial Officer of Steleus Group, and from time to time held senior management positions with certain of its operating subsidiaries.
     Mr. Mace joined our Company as President and General Manager, Communications Software Solutions Group, in October 2004 when we acquired Steleus Group Inc. (“Steleus Group”), a developer and vendor of telecommunications network performance solutions. In April 2005, Mr. Mace became Executive Vice President, Global Business Group Solutions. Mr. Mace served as President and Chief Executive Officer of Steleus Group from May 2000 until we acquired the company.
     Mr. Gehl was appointed President and General Manager, Communications Software Solutions Group, in April 2005. From July 2001 until his appointment to this position, Mr. Gehl held various management positions with Steleus SAS, the French operating subsidiary of Steleus Group, where he most recently served as President from October 2002 until April 2005.
     Mr. de Lange joined our Company as President and General Manager, Network Signaling Group in July 2005. From 1980 until March 2005, Mr. de Lange held various technical and management positions with Lucent Technologies, where he most recently served as Vice President, Convergence Solutions from January 2004 until March 2005 and as Vice President and General Manager, OPENet Solutions from June 2001 until December 2003.
     Mr. Whitehurst joined our Company as President and General Manager, Switching Solutions Group, in April 2006. From June 2005 until joining the Company, Mr. Whitehurst was a member of the Board of Directors of, and was employed by, Axes Technologies, a research and development services company, that merged in November 2005 with MBT (subsequently renamed Tech Mahindra), and from September 2005 until April 2006, he also held the position of Executive Vice President, Sales, Marketing and Business Development for that company. From 1983 until December 2004, he held various management positions with Nortel Networks, where he most recently served as Executive Vice President, Wireless Global Operations from January 2003 until December 2004 and as Vice President and General Manager, DMS and VoIP Solution Delivery from 1999 until January 2003.
     Mr. Parker joined our Company as Senior Director, Customer Service for the Network Switching Division in November 1994. From April 1998 until October 2000, he held various executive management positions in our Network Switching Division and our Network Diagnostics Division. In October 2000, Mr. Parker became Vice President, Corporate Development and served in that position until May 2004 when he became Senior Vice President, Corporate Development. In July 2005, Mr. Parker assumed his current position as Chief Strategy and Corporate Development Officer.
     Mr. Weidenfeller became Senior Vice President, Global Marketing of Tekelec in November 2004. From December 2000 until November 2004, Mr. Weidenfeller held various executive positions with Santera Systems Inc., a switching solutions company in which Tekelec acquired a majority interest in June 2003 and the remaining minority interest in October 2005, where he most recently served as Vice President, Business Development.
     Mr. Rice joined our Company as Senior Vice President, Operations in July 2006. From 1984 until joining our Company, Mr. Rice was employed by Nortel Networks, where he held a number of management positions in operations, including Vice President, Global Materials Management from October 2005 until April 2006, and Vice President, Wireless/Optical Supply Chain Operations from February 1999 until October 2005.
     Mr. Rush joined our Company as Vice President and Corporate Controller in May 2005 and became Vice President, Corporate Controller and Chief Accounting Officer in May 2006. From May 2000 until joining our Company, Mr. Rush served as Senior Director of Finance, External Reporting and Acquisitions of Siebel Systems, Inc., a developer of customer relationship management software.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     Our Board of Directors and the Compensation Committee of our Board of Directors share responsibility for determining and administering the compensation program for our executive officers and for approving the terms and provisions of each officer’s employment with the Company. Our Board of Directors, taking into account the recommendations of the Compensation Committee, is responsible for approving the base salary of our Chief Executive Officer, determining his bonus eligibility, approving the terms of our officer bonus plans, and approving the award of any discretionary bonuses to executive officers.
     Our Board of Directors has delegated to our Compensation Committee the responsibility of overseeing and advising the Board concerning our compensation and employee benefit plans and practices, including our executive compensation plans, incentive compensation and equity-based plans. Under our Compensation Committee Charter, our Compensation Committee is responsible for approving the base salaries for our executive officers (other than our Chief Executive Officer), recommending to our Board of Directors the base salary of our Chief Executive Officer and the terms of our annual officer bonus plans, and administering our equity incentive plans and approving the equity incentive grants thereunder to our employees, including executive officers. Our Compensation Committee periodically reports to our Board on executive officer compensation matters, and Board members, including our Chief

Executive Officer, when appropriate, are invited from time to time to attend Compensation Committee meetings. A copy of our Compensation Committee Charter is available at www.tekelec.com.
     The members of our Compensation Committee currently are Messrs. Brenner (Chair), Floyd and Rager, all of whom qualify as independent directors under the listing standards of The Nasdaq Stock Market and satisfy applicable standards of independence under federal securities and tax laws. Mr. Kaplan serves as an ex officio member of our Compensation Committee. Although Mr. Plastina is a member of our Board of Directors, he does not participate in any discussions or decisions of our Board or Compensation Committee regarding the setting of his salary or the award of any bonus or the grant of any equity incentive to him. Mr. Plastina does participate in discussions and decisions of the Board and makes recommendations with respect to the compensation of executive officers other than himself.
     The principal objectives of our executive compensation program are:
•	to attract, motivate and retain highly qualified, experienced individuals to manage and lead our Company and to offer these individuals competitive compensation packages;

•	to link their short-term cash incentives to the achievement of measurable financial performance goals;

•	to link their long-term incentives to our stock price performance and/or measures which directly affect our stock price and, in certain cases, to the achievement of pre-determined financial performance goals;

•	to align management’s interest with the long-term interests of our shareholders; and

•	to reward our executives for creating shareholder value.
     In carrying out their duties and responsibilities, our Board of Directors and Compensation Committee have the authority in their discretion to retain independent compensation consultants and outside advisors to assist them. In determining the 2006 compensation program for our executive officers, our Board of Directors and Compensation Committee considered the compensation practices of selected peer group companies and similarly sized technology companies, consulted with independent compensation consultants who furnished our Compensation Committee with executive compensation data and considered third party compensation survey information.
     Specifically, in 2006, our Compensation Committee retained Towers Perrin to review and advise the Committee regarding the competitiveness of our executive compensation program, to provide industry and peer group compensation information for executive officers and to advise the Committee with respect to executive compensation practices. Our Compensation Committee reviewed and considered 2005 compensation data and information for selected peer group companies provided by Towers Perrin and for a broad group of technology companies included in the Radford Group Executive Market Compensation Survey to assess the competitiveness of our executive compensation program.
     For 2006, our peer group consisted of 14 telecommunications equipment companies that our Compensation Committee believed were the Company’s principal competitors for executive talent. The Committee used the peer group 2005 information as a point of reference for setting 2006 base salaries, target total cash compensation (i.e., base salaries and cash bonuses) and target total direct compensation (i.e., target total cash compensation and target long-term incentive compensation). We compared our proposed compensation components individually and in the aggregate to the compensation paid to the five most highly compensated officers at companies in our peer group and to information in compensation surveys. Although we do not believe that it is appropriate to establish compensation levels based solely on benchmarking to peer group or survey comparisons, we do believe that peer group data and compensation survey information are among the many factors we should consider in determining the competitiveness and reasonableness of the elements of our executive compensation program, and we recognize that our executive compensation program must compare favorably with the compensation programs of our competitors.
     In the fourth quarter of 2006, our Compensation Committee retained Mercer Human Resource Consulting to advise the Committee on executive compensation matters, including a review and validation of the Company’s executive compensation peer group, a market review of the compensation paid to our named executive officers, and a review of the equity incentive programs for our executive officers. Mercer provided to the Compensation Committee data and other information on the compensation programs and practices of our peer group companies. Based on information provided by Mercer, among other factors, in January 2007, our Compensation Committee changed the composition of our peer group. The new peer group consists of 14 U.S.-based publicly traded telecommunications equipment companies which are more comparable in terms of market capitalization, size and complexity to Tekelec than the companies included in our prior peer group and which our Compensation Committee believes more fairly represent the companies with whom we expect to primarily compete for executive talent in 2007.
     Our Compensation Committee from time to time meets with our Chief Executive Officer and other members of management to discuss and obtain recommendations with respect to our Company’s compensation practices and programs for its officers and employees. Although our management may make recommendations and proposals to the Compensation Committee for its consideration on the base salaries, short-term incentives, long-term equity incentives, severance benefits and other benefits for our executives, our Compensation Committee is not bound by and does not always accept management’s recommendations and proposals. Our Compensation Committee often seeks the advice of its independent compensation consultants with respect to management proposals.
     The principal components of our executive compensation program are:
•	base salary,

•	short-term or annual incentives in the form of cash bonuses,

•	long-term equity incentives,

•	severance and change in control benefits, and

•	other benefits.
     Our executive compensation program incorporates these components because our Compensation Committee considers the combination of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers and to meet the principal objectives of our executive compensation program.
The market for talented, qualified and experienced telecommunications executives is intensely competitive. We seek to hire only highly qualified executives to manage our Company. Our philosophy is to provide a total compensation program to our executive officers that is attractive and competitive overall with the compensation programs offered to executives at the companies with whom we compete for executive talent. Our Compensation Committee believes that the elements of our executive compensation program are individually and in the aggregate generally competitive with the compensation programs of those companies with whom we compete for executive talent.

Base Salaries
     Our Compensation Committee was responsible for setting and approving the 2006 base salaries of all executive officers (other than the Chief Executive Officer), including officers hired during the course of the year, and recommending to the Board of Directors for its approval the 2006 base salary for our Chief Executive Officer. Our Compensation Committee views base salaries as an opportunity for executive officers to earn a portion of their cash compensation for the services they perform that is not subject to the risk of the Company’s financial performance. Consistent with our compensation policy, our Compensation Committee generally targets our executive base salaries at or about the 50th percentile of companies in our peer group, although some variation is allowed in the judgment and discretion of our Compensation Committee to take into account a specific officer’s experience, qualifications, skills and responsibilities and our need to hire a specific individual.
     In determining base salaries (including any subsequent adjustments thereto), our Compensation Committee reviews each executive officer’s base salary (or salary history in the case of new hires) and considers base salary and other compensation information for comparable companies in our peer group and the telecommunications equipment industry in general that is available from compensation surveys and various other sources. Our Compensation Committee also takes into account each officer’s position, scope of responsibilities, experience, qualifications, skills and individual contributions and performance, the other components of an officer’s compensation package, internal pay equity, and competitive conditions and considers our financial results and condition as well as our growth in revenues and earnings. We do not apply specific formulas to fix salaries or to determine annual increases. Due to the highly competitive nature of the telecommunications equipment industry, our Compensation Committee believes that base salaries at or above the competitive median are generally necessary and appropriate to attract and retain qualified executive officers.
     Our Compensation Committee annually reviews and adjusts, as it deems appropriate, the base salaries of our executive officers, typically during the first quarter of every year, in order to align salaries with market levels, and in so doing, takes into account the same factors we consider in setting an executive officer’s initial base salary. Effective January 1, 2006, our Compensation Committee increased the base salaries payable to the Company’s executive officers (other than the Chief Executive Officer) by percentages ranging from 0% to 8.7%. For 2006, our Compensation Committee approved base salaries payable to our named executive officers of $325,000, $320,000, $325,000, $260,000, $350,000, and $267,000 for Messrs. Everett, Buckly, Mace and de Lange, and Mses. Craven and May, respectively, which reflected increases of 8.3%, 4.9%, 8.3%, 4%, 0% and 5.7%, respectively, over these officers’ 2005 base salaries.
     Our Board of Directors approved $550,000 as the 2006 base salary payable to Mr. Plastina in connection with the commencement of his employment as our Chief Executive Officer in February 2006. In determining Mr. Plastina’s base salary, our Compensation Committee and our Board generally considered the same factors as our Compensation Committee considers in determining the base salaries of our other executive officers.
     Effective January 1, 2007, our Compensation Committee increased base salaries payable to our executive officers (other than the Chief Executive Officer) by percentages ranging from 0% to 7.7%. For 2007, our Compensation Committee approved base salaries for our current named executive officers (other than the Chief Executive Officer) of $350,000, $325,000 and $275,000 for Messrs. Everett, Mace and de Lange, respectively, which reflected increases of 7.7%, 0% and 5.8%, respectively, over their 2006 base salaries. Based on its assessment that Mr. Plastina’s 2006 base salary of $550,000 continues to represent a competitive base salary for 2007, our Compensation Committee recommended that the Board of Directors not increase Mr. Plastina’s base salary from its 2006 level, and accordingly, Mr. Plastina’s base salary remains unchanged at $550,000 for 2007.
Cash Bonuses
     Our Board of Directors believes that a significant portion of each executive officer’s annual compensation should be paid in the form of cash bonuses that are directly tied to our achievement of financial performance goals and that vary in amount based on the officer’s position and responsibilities with the Company. Generally, the higher the level of responsibility that an executive officer has within the Company, the greater the percentage of the officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses. For 2006, our Compensation Committee targeted cash bonuses that would provide our executive officers with an opportunity to leverage their total cash compensation above the 50th percentile of total cash compensation offered to executive officers in our peer group companies.
     In recognition of and based on an evaluation of our financial performance and the contributions and positions of our named executive officers during the first half of 2006, our Board of Directors awarded discretionary bonuses to Messrs. Plastina, Everett, Buckly, Mace and de Lange and Mses. Craven and May in the amounts of $114,000, $48,000, $42,000, $45,000, $32,000, $48,000, and $67,284, respectively.
     In November 2006, our Compensation Committee recommended and our Board of Directors approved a 2006 Officer Bonus Plan under which our executive officers could earn cash bonuses based on the extent to which the Company achieved certain financial goals during the second half of 2006. Our Compensation Committee and Board of Directors believe that this Plan motivated our officers to achieve our Company’s business goals. Under the terms of the 2006 Officer Bonus Plan, each of our named executive officers who were employed by us at December 31, 2006, was eligible to receive a cash bonus equal to a percentage (up to a maximum ranging from 22% to 55%, depending on the officer’s title) of his or her base salary based on the Company’s financial performance as measured by the degree to which the Company attained a pre-set, operating income goal for the second half of 2006. Individual target bonuses for our named executive officers ranged from 30.8% to 55%. Bonuses would only be paid if our operating income for the second half of 2006 met or exceeded a minimum operating income goal set forth in and calculated in a manner prescribed by the 2006 Officer Bonus Plan.
     As an additional incentive under our 2006 Officer Bonus Plan, each executive officer was eligible to receive a separate cash bonus equal to a percentage (up to a maximum ranging from 10% to 25%, depending on the officer’s title) of his or her base salary based on the level of our adjusted earnings per share for the year ended December 31, 2006. Individual target bonuses for our named executive officers ranged from 14% to 25%. These bonuses would only be paid if our adjusted earnings per share for 2006 equaled a minimum of $0.05 per share and would increase in value based on the extent to which our adjusted earnings per share exceeded the minimum threshold. An executive officer was entitled to receive 100% of his target bonus if our adjusted earnings per share for 2006 exceeded $0.11 per share.
     Under our 2006 Officer Bonus Plan, each of our executive officers earned 100% of his target bonuses, and we paid aggregate bonuses in amounts ranging from $57,291 to $417,313 to our executive officers, including $417,313, $157,820, $135,968, $157,820 and $110,474 paid to our named executive officers, Messrs. Plastina, Everett, Buckly, Mace and de Lange, respectively. In addition, our Board of Directors had the discretion to award discretionary bonuses under the 2006 Officer Bonus Plan. In recognition of our financial performance in the second half of 2006 and of the individual contributions of certain of our executive officers, the Board of Directors awarded discretionary bonuses to our executive officers ranging from $3,548 to $272,688, including $272,688, $58,580, $7,392, $28,580 and $41,006 to Messrs. Plastina, Everett, Buckly, Mace and de Lange, respectively.
     Our Board of Directors from time to time also awards discretionary bonuses on a selective basis to executive officers in recognition of extraordinary contributions by an officer or in order to retain the services of an officer. In connection with the relocation of our corporate headquarters to North Carolina from California, our Board agreed to pay Mr. Buckly a retention bonus in the amount of $320,000 if he remained with the Company as its Senior Vice President, Corporate Affairs and General Counsel through December 31, 2006. Our Board also awarded to Mr. Everett in 2006 a discretionary bonus in the amount of $50,000 in recognition of his services as Acting Chief Executive Officer prior to the appointment of Mr. Plastina and $50,000 in recognition of his services, commitment and leadership in connection with our financial restatement activities in the first half of 2006. Our Board also awarded a bonus in the amount of $750,000 to Ms. May in connection with the July 2006 closing of our sale of IEX Corporation to NICE Systems, Inc. and in recognition of her significant contributions as President and General Manager and to the success of IEX.
     Total bonuses, including discretionary and retention bonuses, paid to our named executive officers for 2006 were as follows: Mr. Plastina — $804,001; Mr. Everett — $364,400; Mr. Buckly - $505,360; Mr. Mace — $231,400; Mr. de Lange — $183,480; Ms. Craven — $48,000; and Ms. May - $817,284.
Long-Term Equity Incentives
     Long-term equity incentives are key components of our executive compensation program. Our Compensation Committee believes that equity incentives help to provide a necessary balance to our executive compensation program because equity incentives create an incentive for our management team to preserve and increase shareholder value and encourages executive officer retention, while base salaries and cash bonuses typically focus on short-term compensation and performance and are set with the goal of attracting officers and adequately compensating them on a day-to-day basis for the services they perform.
     Our Board of Directors has delegated to our Compensation Committee the authority for administering our equity incentive plans and for granting and determining the terms of equity incentives awarded to our employees. Under the terms of our equity incentive plans, our Compensation Committee is authorized to grant equity incentives in the form of stock options, stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). Our Compensation Committee views the award of equity incentives as an effective, valuable and necessary means and incentive to attract and retain key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value and to motivate them to create long-term shareholder value. Our Compensation Committee reviews and considers recommendations in appropriate circumstances by the Company’s Chief Executive Officer with regard to the grant of equity incentives to executive officers (other than the Chief Executive Officer) and other key employees whose contributions and skills are important to our long-term success.
     Prior to 2006, we used stock options as our principal equity incentive vehicle because stock options provided a relatively straightforward incentive and, prior to the adoption of SFAS 123(R), resulted in more favorable accounting treatment to us relative to other forms of equity compensation. Commencing in 2006, our Compensation Committee changed our equity incentive grant practices in order to, among other things, reduce the compensation expense that we are required to recognize for financial accounting purposes under SFAS 123R and, instead of granting stock options, we began awarding a combination of RSUs and stock-settled SARs (typically a larger proportion of SARs to RSUs) to our executive officers. This change also enabled us to reduce the annual utilization rate of shares available for issuance under our equity incentive plans and to moderate the growth of our equity incentive overhang (i.e., the ratio of outstanding equity incentives to the outstanding shares of our Common Stock). We continue to evaluate the appropriate mix of long-term equity incentives in light of the Company’s compensation philosophy.
     Each executive officer hired after 2005 typically receives an initial grant of equity incentives consisting of a combination of RSUs and stock-settled SARs upon first joining the Company, and thereafter is eligible in the discretion of the Compensation Committee to receive an award of additional equity incentives. Although the number of equity incentives initially awarded to a new executive officer is individually negotiated, our Compensation Committee generally awards a number of equity incentives to a new officer within a range determined by and consistent with that officer’s position. Although our Compensation Committee typically considers granting additional equity incentives to executive officers annually during the first calendar quarter of each year, equity incentives are not awarded automatically to our executive officers on an annual basis. In 2006, our Compensation Committee was constrained in its ability to award additional equity incentives to our executive officers due to the unavailability of sufficient shares authorized for issuance under our shareholder-approved equity incentive plans.
     In determining the size and other terms of an equity incentive grant to an executive officer, the Compensation Committee considers a number of factors, including such officer’s position and responsibilities, relative equity among our executive officers, the retention value of unvested equity incentive grants, promotions, individual performance, salary, previous equity incentive grants (if any) and length of service to the Company. The Compensation Committee from time to time also awards equity incentives on a selective basis to executive officers in order to recognize individual achievements and contributions, a promotion or a significant change in job responsibilities or to encourage retention. The exercise price of SARs is not less than the market price of our Common Stock on the date of grant. SARs and RSUs generally vest in equal installments (new hire grants for officers typically vest to the extent of 25% only after one year of employment) over four years, as long as the holder remains an employee of the Company, and therefore encourage the holder to remain an employee of the Company. The effective date of a grant is always no earlier than the date on which our Compensation Committee approves the grant. Based on an internal review of our equity incentive grant date practices conducted in 2006, we confirmed that there were no instances where equity incentive grants to our employees were backdated or otherwise not properly granted. Both SARs and RSUs are settled by delivery to the holder of shares of our Common Stock upon exercise (in the case of SARs) or vesting (in the case of RSUs).
     In 2006, our Compensation Committee granted a total of 1,140,000 SARs and 400,000 RSUs to all executive officers as a group in connection with the commencement of their employment with the Company or in recognition of their individual contributions to the Company. These grants included 1,000,000 SARS and 305,000 RSUs awarded to our named executive officers, of which 1,000,000 SARs and 250,000 RSUs were awarded to Mr. Plastina in connection with his joining the Company as our President and Chief Executive Officer; 50,000 RSUs were awarded to Mr. Everett, of which 20,000 RSUs were awarded to him in recognition of his services as Acting Chief Executive Officer prior to the appointment of Mr. Plastina and 30,000 RSUs were awarded to him for his services, commitment and leadership in connection with our financial restatement activities in the first half of 2006; and 5,000 RSUs were awarded to Mr. de Lange in recognition of his assuming greater responsibilities as President and General Manager of our Network Signaling Group in 2006.
     In February 2007, our Compensation Committee granted a total of 130,000 RSUs to all executive officers as a group in recognition of these officers’ individual contributions to the Company. These grants included 85,000 RSUs awarded to our current named executive officers (other than the Chief Executive Officer) of which 30,000, 15,000 and 40,000 RSUs were awarded to Messrs. Everett, Mace and de Lange, respectively. These RSU grants vest in four equal annual installments commencing in February 2008.
     Historically, our Compensation Committee has not conditioned the vesting of equity incentives on the achievement of financial or operational goals or individual performance objectives. We expect that our Compensation Committee in the future will consider increasing the use of performance-based vesting under appropriate circumstances in connection with the award of equity incentives to our executive officers.
Severance and Change in Control Benefits
     Our executive officers are eligible to receive severance compensation and benefits under severance and change in control provisions contained in our Officer Severance Plan if their employment is terminated under certain conditions. We believe that these provisions promote the ability of our executive officers to act in the best interests of our Company and its shareholders in the event that a hostile or friendly change in control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change in control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are terminated without cause or terminate their employment for good reason.
     Based on a comparison of severance and change in control benefits offered by companies with whom we compete for executive talent and information provided by our independent compensation consultants, we believe that the severance and change in control benefits provided to our executive officers under our Severance Plan are in certain respects not competitive with the benefits currently provided by these other companies and that our Severance Plan requires updating to take into account certain recently enacted tax law changes. Accordingly, we are in the process of reviewing our Severance Plan and evaluating proposed changes that we believe would make the severance and change in control benefits provided to our executive officers under our Severance Plan more competitive with the benefits provided by our peer group companies.
     Under the Severance Plan, our executive officers are entitled to receive severance compensation and benefits following a termination of their employment, if such termination is non-temporary, involuntary and without cause. In addition, if there is a change in control in the Company, an eligible officer will receive benefits under the Severance Plan if the officer resigns for any reason within one year following the change in control or for “good reason” (which includes, for example, the assignment to the officer of duties significantly inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following the change in control. As a condition of receiving severance benefits, an officer who is entitled to receive benefits under our Severance Plan must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against us and post-termination non-solicitation, non-disparagement and non-compete provisions.
     In addition to the other benefits that an executive officer may be entitled to receive upon termination of his or her employment in connection with or following a change in control, an eligible officer’s equity incentives will vest to the extent then unvested and will be exercisable for one year following the termination of such officer’s employment with the Company or a surviving corporation, as the case may be, if, in connection with a change in control (or within two years thereafter with respect to (b) and (c) below), such officer (a) is not offered employment by the surviving corporation on terms and conditions generally no less favorable to the officer than the terms and conditions of his or her employment with the Company in effect immediately prior to the change in control; (b) is terminated without cause by the Company or the surviving corporation; or (c) resigns for “good reason” from the Company or the surviving corporation.
     The following named executive officers currently qualify as eligible officers for purposes of our Severance Plan: Messrs. Plastina, Everett, Mace, and de Lange. Each officer is entitled to severance pay based on a formula that takes into account his highest annual compensation (i.e., base salary plus bonus), the number of years employed by us and the highest office attained prior to termination. Based on these factors, the amounts that would be payable under our Severance Plan to Messrs. Plastina, Everett, Mace and de Lange if their employment were terminated as of December 31, 2006 under circumstances entitling them to severance benefits under the Severance Plan would be approximately $375,500, $429,400, $421,800 and $276,300, respectively. Severance benefits also include continuation, at our expense, of health care insurance and term life insurance for a period of 18 months following termination of employment.
     In connection with Ms. Craven’s termination of her employment with the Company effective June 30, 2006, we entered into an employment separation agreement with Ms. Craven pursuant to which we agreed to (a) pay her the sum of approximately $648,000, all of which will be paid in installments during 2007, (b) provide her with various severance benefits (e.g., continued health care insurance) to which she was entitled in accordance with the terms of our Severance Plan, and (c) waive the requirement that she be employed by us at such time as any bonuses became payable to her with respect to the first six months of 2006.
     In connection with Mr. Buckly’s termination of his employment as an executive officer of the Company effective December 31, 2006, we entered into an employment separation agreement with Mr. Buckly pursuant to which we agreed to (a) pay him the sum of approximately $703,000, all of which will be paid in installments during the fourth quarter of 2007, (b) provide him with various severance benefits to which he was entitled in accordance with the terms of the Severance Plan, and (c) waive the requirement that he be employed by us at such time as any bonuses become payable to him under the Company’s 2006 Officer Bonus Plan with respect to the second half of 2006.
     Our Board of Directors and Compensation Committee are currently reviewing and during 2007 intend to consider adopting a new severance plan in order to provide more competitive severance benefits to our executive officers and to implement recently enacted tax law provisions and the regulations thereunder. If a new officer severance plan is adopted, eligible executive officers will be offered the option of receiving severance compensation and benefits under the new severance plan, rather than continuing to receive compensation and benefits under the current Severance Plan.
Benefits
     We currently provide the following benefits to our executive officers generally on the same basis as these benefits are provided to all of our employees:
•	401(k) Plan
•	Health, dental and vision insurance
•	Life insurance
•	Short and long-term disability
•	Vacation

     Certain of our officers also receive relocation benefits. The main objectives of our benefits program are to provide our employees with access to quality healthcare, insurance for protection from unforeseen events and an opportunity to save for retirement. We believe that these benefits enhance employee productivity and loyalty and overall are consistent with the benefits offered by other companies with whom we compete for executive officers.
Deductibility of Compensation
     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to our named executive officers to the extent that compensation paid to a particular officer is not performance-based and exceeds $1 million in any fiscal year.
     Qualifying performance-based compensation, including compensation attributable to the issuance or exercise of equity incentives, such as nonstatutory stock options and stock appreciation rights (or any other equity-based instrument for which the amount of compensation received is dependent solely on an increase in the value of common stock after the date of grant), will not be subject to the deductibility limitation if certain conditions are met. The issuance or vesting of restricted stock units will not be exempt from this limitation.
     The base salaries, cash bonuses and other incentive components of our executive compensation program generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). The deductibility of compensation, however, is not the sole factor considered by our Board of Directors or Compensation Committee in establishing appropriate levels of compensation or structuring incentive programs. Accordingly, there may be circumstances from time to time, however, where a named executive officer’s compensation may exceed the amount that is deductible under Section 162(m), and our Board of Directors and Compensation Committee may nonetheless elect to provide such compensation in order to achieve our compensation objectives. For 2006, the compensation paid to Mr. Plastina exceeded the amount that is deductible under Section 162(m).
EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following table summarizes information for the year ended December 31, 2006 about compensation earned for services performed in all capacities for Tekelec and its subsidiaries by our Chief Executive Officer and Chief Financial Officer during 2006, each of our other three most highly compensated executive officers serving at December 31, 2006, and two former executive officers, each of whom would have been included in the Table as one of the three most highly compensated executive officers had she been employed by us at December 31, 2006. The individuals listed below are referred to as the named executive officers.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compen-	Compen-
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	sation ($)(5)	sation($)(6)	Total ($)
Franco Plastina(7) President and Chief Executive Officer	2006	$475,962	$386,688	$566,526	$874,760	$417,313	$8,217	$2,729,466

William H. Everett Executive Vice President and Chief Financial Officer	2006	324,038	206,580	254,984	144,341	157,820	8,292	1,096,055

Ronald W. Buckly(8) Former Senior Vice President, Corporate Affairs and General Counsel	2006	331,731	369,392	—	271,661	135,968	711,031	1,819,783

Richard E. Mace Executive Vice President, Global Business Group Solutions	2006	324,038	73,580	384,950	34,969	157,820	792	976,149

Ronald J. de Lange President and General Manager, Network Signaling Group	2006	259,615	73,006	5,803	314,860	110,474	8,179	771,937

Lori Craven(9) Former Executive Vice President, Global Sales and Marketing	2006	218,093	48,000	—	408,699	—	656,040	1,330,832

Debra May(10) Former President and General Manager, IEX Corporation	2006	171,686	817,284	—	234,195	—	8,238	1,231,403

(1)	Includes (a) amounts, if any, deferred at the election of the named executive officer under our 401(k) Plan, and (b) amounts paid by us to certain named executive officers in lieu of accrued vacation. Amounts paid instead of accrued vacation to named executive officers during 2006 were: Mr. Buckly — $12,308; Ms. Craven — $24,231; and Ms. May - $25,394.

(2)	Except as otherwise indicated, the bonus amounts shown for each of the named executive officers represent discretionary bonuses awarded in recognition of the Company’s financial performance during 2006 and in recognition of an officer’s contributions to the success of the Company in 2006. The amount shown for Mr. Everett also includes discretionary bonuses in the aggregate amount of $100,000, of which $50,000 was awarded in recognition of his services as Acting Chief Executive Officer prior to Mr. Plastina’s appointment in February 2006 and $50,000 was awarded in recognition of his services, commitment and leadership in connection with our financial restatement activities in the first half of 2006. The amount shown for Mr. Buckly also includes a retention bonus in the amount of $320,000. The amount shown for Ms. May includes a bonus in the amount of $750,000 paid to her in connection with the July 2006 closing of our sale of IEX Corporation to NICE Systems, Inc. and in recognition of Ms. May’s contributions to the success of IEX.

(3)	Stock awards consist of awards of restricted stock units. Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown are the amounts of annual compensation expense recognized by Tekelec in its 2006 consolidated financial statements for awards of restricted stock units as determined in accordance with SFAS 123R. Pursuant to SEC rules, these amounts are not reduced by an estimate of forfeiture probability. The assumptions used to calculate compensation expense are set forth in Note 14 to our Consolidated Financial Statements included in Tekelec’s Annual Report on Form 10-K for 2006 filed with the SEC on February 27, 2007.

(4)	Option awards consist of grants of stock options and stock appreciation rights. Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown are amounts of the annual compensation expense recognized by Tekelec in its 2006 consolidated financial statements for grants of stock options and stock appreciation rights as determined in accordance

(footnotes continued on next page)

with SFAS 123R. Pursuant to SEC rules, these amounts are not reduced by an estimate of forfeiture probability. The assumptions used to calculate compensation expense are set forth in Note 14 to our Consolidated Financial Statements included in Tekelec’s Annual Report on Form 10-K for 2006 filed with the SEC on February 27, 2007.

(5)	The amount shown for each of the named executive officers was paid under our 2006 Officer Bonus Plan and was based on our achievement of certain financial performance goals during 2006.

(6)	The amounts shown in this column include (a) our matching contributions allocated under our 401(k) Plan to the accounts of the named executive officers who elected to participate in the 401(k) Plan in 2006, (b) the dollar value of premiums paid by us for group term life insurance in 2006 for the benefit of the named executive officers and (c) the severance benefits payable to certain former officers of the Company under our Officer Severance Plan. During 2006, we contributed $7,500 to the 401(k) Plan account of each of the named executive officers, except Mr. Mace. Amounts paid by us during 2006 as insurance premiums for the benefit of the named executive officers were: Mr. Plastina — $717; Mr. Everett- $792; Mr. Buckly — $792; Mr. Mace — $792; Mr. de Lange — $679; Ms. Craven — $440; and Ms. May — $738. The amounts shown for Mr. Buckly and Ms. Craven also include approximately $703,000 payable to Mr. Buckly and $648,000 payable to Ms. Craven in 2007 under the terms of our Officer Severance Plan.

(7)	Mr. Plastina became Chief Executive Officer and President and a director of Tekelec in February 2006.

(8)	Mr. Buckly resigned as Senior Vice President, Corporate Affairs and General Counsel, effective December 31, 2006.

(9)	Ms. Craven resigned as Executive Vice President, Global Sales and Marketing, effective June 30, 2006.

(10)	Ms. May resigned as President and General Manager of IEX Corporation, effective July 5, 2006.
GRANTS OF PLAN-BASED AWARDS
     The following table sets forth certain information concerning grants of awards under the Company’s incentive plans during 2006 to the executive officers named in the Summary Compensation Table above.

		Estimated Future Payouts			All Other Stock	All Other Option	Exercise or	Grant Date
		under Non-Equity Incentive			Awards:	Awards: Number	Base Price	FairValue of
		Plan Awards(1)			Number of	of Securities	of Option	Stock and
	Grant	Threshold	Target	Maximum	Shares of Stock	Underlying	Awards	Option
Name	Date	($)	($)	($)	or Units (#)	Options (#)	($/Sh)	Awards(2)
Franco Plastina	—	$64,625	$331,100	$440,000	—	—	—	—
	8/9/06	—	—	—	250,000 (3)	—	—	$2,990,000
	8/9/06	—	—	—	—	1,000,000 (4)	$11.96 (5)	4,398,100
William H. Everett		27,495	140,868	187,200
	8/9/06	—	—	—	20,000 (6)	—	—	239,200
	8/9/06	—	—	—	30,000 (6)	—	—	358,800
Ronald W. Buckly	—	21,056	107,878	143,360	—	—	—	—
Richard E. Mace	—	27,495	140,868	187,200	—	—	—	—
Ronald J. de Lange	—	17,108	87,651	116,480	—	—	—	—
	8/9/06				5,000 (6)	—	—	59,800
Lori A. Craven	—	—	—	—	—	—	—	—
Debra May	—	—	—	—	—	—	—	—

(1)	These amounts represent the cash incentive bonuses payable to our named executive officers under our 2006 Officer Bonus Plan based on our financial performance as measured by the Company’s achievement of a Board-approved operating income goal for the second half of 2006 and adjusted earnings per share goal for 2006. The actual amount paid to each named executive officer for 2006 pursuant to our 2006 Officer Bonus Plan is set forth in the Summary Compensation Table above under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The amounts shown in this column reflect the fair value of a stock award or an option award as of the grant date of such award determined pursuant to SFAS 123R. The grant date fair value of stock awards is calculated using the closing sales price of a share of our Common Stock on the grant date as reported on the Nasdaq Global Market. The grant date fair value of option awards is calculated using the Black-Scholes option pricing model.

(3)	Represents a grant of restricted stock units (“RSUs”) under our Amended and Restated 2004 Equity Incentive Plan for New Employees.

(footnotes continued on next page)

(4)	Represents a grant of stock appreciation rights (“SARs”) under our Amended and Restated 2004 Equity Incentive Plan for New Employees.

(5)	The grant price of SARs is equal to 100% of the closing sales price of a share of our Common Stock on the grant date. The grant date fair value of option awards is calculated using the Black-Scholes option pricing model.

(6)	Represents a grant of RSUs under our Amended and Restated 2003 Stock Option Plan.
     In February 2006, we entered into a letter agreement with Mr. Plastina under which we agreed to grant him, as an inducement to join Tekelec, 250,000 RSUs and 1,000,000 SARs under our Amended and Restated 2004 Equity Incentive Plan for New Employees. 25% of Mr. Plastina’s RSUs vested and the shares represented thereby were automatically issued and delivered on February 15, 2007 (approximately one year after the commencement of his employment), and the remaining 75% will vest and the shares represented thereby will be automatically issued and delivered in 12 equal quarterly installments commencing with the first of such installments vesting on May 15, 2007 and one additional installment vesting on the 15th day of the second month of each calendar quarter thereafter commencing on August 15, 2007 (i.e., on August 15th, November 15th, February 15th, and May 15th of each year thereafter), provided that with respect to each such vesting of an installment Mr. Plastina remains an employee of the Company (or any of its affiliates) from the RSU grant date through such vesting date. 25% of Mr. Plastina’s SARs vested and became exercisable on February 6, 2007, and the remaining 75% will vest and become exercisable cumulatively in 12 equal quarterly installments with the first of such installments vesting on June 30, 2007 and one additional installment vesting on the last day of each calendar quarter thereafter, provided that with respect to each such vesting of an installment Mr. Plastina remains an employee of the Company (or any of its affiliates) from the SAR grant date through such vesting date. Upon exercise, the SARs are payable in shares of Common Stock. The SARs expire to the extent previously unexercised on August 9, 2012, subject to earlier termination upon Mr. Plastina’s termination of employment.
     During 2006, our Compensation Committee awarded an aggregate of 50,000 RSUs to Mr. Everett, of which 20,000 RSUs were awarded to him in recognition of his services as Acting Chief Executive Officer prior to the appointment of Mr. Plastina as Chief Executive Officer, and 30,000 were awarded to him in recognition of his services, commitment and leadership in connection with our financial restatement activities in the first half of 2006. 25% of Mr. Everett’s RSUs will vest and the shares represented thereby will be automatically issued and delivered on a date that is not later than the one-year anniversary of the grant date, and the remaining 75% will vest and the shares represented thereby will be automatically issued and delivered in 12 equal quarterly installments, provided that with respect to each such vesting of an installment Mr. Everett remains an employee of the Company (or any of its affiliates) from the RSU grant date through such vesting date.
     During 2006, our Compensation Committee awarded 5,000 RSUs to Mr. de Lange in recognition of his assuming greater responsibilities in 2006 as President and General Manager of our Network Signaling Group. Mr. de Lange’s RSUs will vest and the shares represented thereby will be automatically issued and delivered in four equal annual installments commencing on August 15, 2007, provided that with respect to each such vesting of an installment Mr. de Lange remains an employee of the Company (or any of its affiliates) from the RSU grant date through such vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth certain information concerning outstanding unexercised or unvested equity awards that were held as of December 31, 2006 by the executive officers named in the Summary Compensation Table above.

	Option Awards							Stock Awards
			Number of
	Number of		Securities		Equity Incentive Plan			Number of		Market Value
	Securities		Underlying		Awards: Number of			Shares or		of Shares or
	Underlying		Unexercised		Securities Underlying	Option	Option	Units of Stock		Units of Stock
	Unexercised Options		Options (#)		Unexercised Unearned	Exercise	Expiration	That Have		That Have Not
Name	(#) Exercisable(1)		Unexercisable(1)		Options	Price	Date	Not Vested		Vested(2)
Franco Plastina	0		1,000,000	(3)	—	$11.96	8/9/2012	250,000	(4)	$3,707,505

William H. Everett	37,500	(5)	37,500	(5)	—	17.38	12/31/2012(6)	31,250	(7)	463,438
								50,000	(8)	741,500

Ronald W. Buckly	169,416	(9)	0		—	21.25	4/8/2008	—		—
	42,800	(10)	0		—	14.94	2/5/2009	—		—
	75,000	(11)	0		—	23.88	1/31/2010	—		—
	70,000	(12)	0		—	25.31	1/30/2011	—		—
	55,000	(13)	0		—	19.21	1/18/2012	—		—
	3,750	(14)	3,750	(14)		8.54	3/31/2011(6)	—		—
	41,250	(15)	18,750	(15)	—	18.80	3/31/2012(6)	—		—

Richard E. Mace	100,000	(5)	100,000	(5)	—	17.38	12/31/2012(6)	6,250	(7)	92,688

Ronald J. de Lange	62,500	(16)	137,500	(16)	—	17.80	9/30/2013(6)	5,000	(17)	74,150

Lori A. Craven	—		—		—	—	—	—		—

Debra May	—		—		—	—	—	—		—

(1)	Unless otherwise indicated, stock options vest in 16 equal quarterly installments over four years.

(2)	Market value is based on the closing sales price of a share of Tekelec Common Stock of $14.83 on December 29, 2006, as reported on the Nasdaq Global Market.

(3)	Stock appreciation rights (“SARs”) granted on August 9, 2006. 25% of these SARs vested and became exercisable on February 6, 2007, and the remaining 75% will vest and become exercisable in 12 equal quarterly installments commencing June 30, 2007.

(4)	Restricted stock units (“RSUs”) awarded on August 9, 2006. 25% of these RSUs vested and the shares covered thereby automatically issued on February 15, 2007, and the remaining 75% will vest and the shares covered thereby will be automatically issued in 12 equal quarterly installments commencing on May 15, 2007.

(5)	Stock options granted on October 14, 2004.

(6)	These options vest in installments over four years, and each installment expires four years following its vesting date. The expiration date shown in this column is the expiration date of the last installment scheduled to vest under the option grant.

(7)	RSUs awarded on April 7, 2005. 25% of these RSUs vested and the shares covered thereby automatically issued on May 1, 2006, and the remaining 75% vest and the shares covered thereby will be automatically issued in 12 equal quarterly installments commencing on July 14, 2006.

(8)	RSUs awarded on August 9, 2006. With respect to 20,000 RSUs, 25% vested and the shares covered thereby automatically issued on February 15, 2007 and the remaining 75% will vest and the shares covered thereby will be automatically issued in 12 equal quarterly installments commencing on May 15, 2007. With respect to 30,000 RSUs, 25% will vest and the shares covered thereby will be automatically issued on August 15, 2007 and the remaining 75% will vest and the shares covered thereby will be automatically issued in three equal annual installments commencing on August 15, 2008.

(9)	Stock option granted on April 8, 1998. 20% of these options vested on April 1999, and the remaining 80% vested in 16 equal quarterly installments.

(10)	Stock options granted on February 5, 1999. These options vested in 20 equal quarterly installments over five years, except that options covering 4,400 shares vested in eight equal quarterly installments over two years.

(footnotes continued on next page)

(11)	Stock options granted on January 31, 2000.

(12)	Stock options granted on January 30, 2001.

(13)	Stock options granted on January 18, 2002.

(14)	Stock options granted on January 31, 2003.

(15)	Stock options granted on March 5, 2004.

(16)	Stock options granted on August 2, 2005. 25% of these options vested on July 27, 2006, and the remaining 75% vest in 12 equal quarterly installments.

(17)	RSUs awarded on August 9, 2006. 25% of these RSUs will vest and the shares covered thereby will be automatically issued on August 15, 2007, and the remaining 75% will vest and the shares covered thereby will be automatically issued in three equal annual installments commencing on August 15, 2008.

OPTION EXERCISES AND STOCK VESTED
          The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units during 2006 by the executive officers named in the Summary Compensation Table above.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($) (1)	(#)	Vesting ($) (2)
Franco Plastina	—	—	—	—
William H. Everett	—	—	18,750 (3)	$216,969
Ronald W. Buckly	40,000	$256,838	—	—
Richard E. Mace	—	—	3,750 (4)	43,394
Ronald J. de Lange	—	—	—	—
Lori Craven	60,939	267,511	—	—
Debra May	140,625	510,817	—	—

(1)	The value realized equals the difference between the option exercise price and the Nasdaq closing sales price of Tekelec Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the Nasdaq closing sales price of Tekelec Common Stock on the vesting date, multiplied by the number of shares that vested.

(3)	Of this amount, 6,087 shares were withheld by Tekelec to cover Mr. Everett’s tax withholding obligations.

(4)	Of this amount, 1,218 shares were withheld by Tekelec to cover Mr. Mace’s tax withholding obligations.
Pension Benefits/Nonqualified Deferred Compensation Plans
          Tekelec’s named executive officers did not receive any benefits in 2006 from Tekelec under deferred pension or deferred contribution plans other than benefits under the Company’s 401(k) Plan described in footnote 6 to the Summary Compensation Table above. Tekelec does not maintain a nonqualified deferred contribution or other deferred compensation plan for its executive officers.
Employment Agreements and Termination of Employment and Change-in-Control Arrangements
Officer Severance Plan
          Under our current Officer Severance Plan (the “Severance Plan”), executive officers of the Company who have been designated by the Board as eligible officers are entitled to receive severance benefits following termination of employment, if the termination is non-temporary, involuntary and without cause. In addition, if there is a “change in control” of our Company, an eligible officer will receive benefits under the Severance Plan if he or she terminates his or her employment with Tekelec either for any reason within one year following the change in control or for “good reason” (which includes the assignment to the officer of duties significantly inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following the change in control.

Each eligible officer’s severance pay equals the product of:
•	His or her highest annual compensation (i.e., annual base salary plus bonus); and

•	A percentage determined in accordance with the following table:

	Highest Office Held at or Prior to Termination
		Senior Vice President/	Chief Financial Officer/	Chief Executive
Length of Employment	Vice President	Executive Vice President	Chief Operating Officer	Officer/President
Less than One Year	50%	55%	60%	65%
Between One and Three Years	75%	80%	85%	90%
Between Three and Five Years	100%	105%	110%	115%
More than Five Years	125%	130%	140%	150%
     Under the terms of the Severance Plan, we do not “gross up” the amount of any severance benefits paid to an eligible officer on account of, or reimburse an eligible officer for, any taxes incurred by him or her as a result of the receipt of severance benefits. In addition to the other benefits that an executive officer may be entitled to receive upon termination of his or her employment, in connection with or following a change in control, an officer’s stock options, SARs and RSUs will vest to the extent then unvested and will, in the case of stock options and SARs, be exercisable for one year following the termination of his or her employment with our company or a surviving corporation, as the case may be, if, in connection with a change in control (or within two years thereafter with respect to (a) and (b) below), he or she:
(a)	is not offered employment by the surviving corporation on terms and conditions generally no less favorable to such officer than the terms and conditions of his or her employment with Tekelec in effect immediately prior to the change in control;

(b)	is terminated without cause by Tekelec or the surviving corporation; or

(c)	terminates for good reason his or her employment with Tekelec or the surviving corporation.
     As a condition of receiving severance benefits, an officer who is entitled to receive benefits under our Severance Plan must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against us and post-termination non-solicitation, non-disparagement and non-compete provisions.
     The following executive officers currently qualify as eligible officers for purposes of the Severance Plan: Messrs. Plastina, Everett, Mace, de Lange, Gehl, Parker, Rush, Weidenfeller and Whitehurst. Each eligible officer is entitled to severance pay based on his highest annual compensation (i.e., base salary plus bonus), the number of years employed by the Company and the highest office attained prior to termination. Based on these factors, the amounts that would be payable under the Severance Plan to current executive officers named in the Summary Compensation Table if their employment were terminated as of December 31, 2006 under circumstances entitling them to severance benefits under the Severance Plan are approximately as follows: Mr. Plastina - $357,500; Mr. Everett — $429,400; Mr. Mace — $421,800; and Mr. de Lange — $276,300. Severance benefits also include continuation, at our expense, of health care insurance and term life insurance for 18 months following termination of employment.

     Lax Separation Agreement. In connection with the termination of employment Fred Lax, our former Chief Executive Officer and President, effective January 1, 2006, we entered into an employment separation agreement (the “Lax Separation Agreement”) with Mr. Lax pursuant to which we agreed to:
•	pay him the sum of approximately $1,570,000 in installments during 2006;

•	extend the exercise period of certain stock options through July 1, 2006;

•	provide him with various severance benefits (e.g., continued health care insurance and term life insurance) to which he was entitled in accordance with the terms of the Severance Plan; and

•	waive the requirement that he be employed by us at such time as any bonuses became payable to him under our 2005 Officer Bonus Plan after December 31, 2005.
     As a result of the stock option exercise blackout that we instituted for both current and former employees in connection with the restatement of our financial statements in 2006, we and Mr. Lax amended the Lax Separation Agreement in March 2006 to extend the exercise period of certain stock options held by Mr. Lax to purchase 146,875 shares of our Common Stock and scheduled to terminate on April 1, 2006, until the earlier of (i) the 30th day following the end of the blackout period or (ii) July 1, 2006.
     Craven Separation Agreement. In connection with Ms. Craven’s termination of her employment with Tekelec effective June 30, 2006, we entered into an employment separation agreement with Ms. Craven pursuant to which we agreed to:
•	pay her the sum of approximately $648,000, all of which will be paid in installments during 2007;

•	provide her with various severance benefits (e.g., continued health care insurance and term life insurance) to which she was entitled in accordance with the terms of the Severance Plan; and

•	waive the requirement that she be employed by the Company at such time as any bonuses became payable to her with respect to the first six months of 2006.
     Buckly Separation Agreement. In connection with Mr. Buckly’s termination of his employment with Tekelec effective December 31, 2006, we entered into an employment separation agreement with Mr. Buckly pursuant to which we agreed to:
•	pay him the sum of approximately $703,000, all of which will be paid to him in installments during the fourth quarter of 2007;

•	provide him with various severance benefits (e.g., continued health care insurance and term life insurance) to which he was entitled in accordance with the terms of the Severance Plan; and

•	waive the requirement that he be employed by the Company at such time as any bonuses became payable to him under our 2006 Officer Bonus Plan with respect to the second half of 2006.

Equity Compensation Plan Information
          We currently maintain equity compensation plans that provide for the issuance of our Common Stock to our officers, employees and directors upon the exercise or vesting of stock options, stock appreciation rights and restricted stock units. These plans are:
•	the Amended and Restated 1994 Stock Option Plan (the “1994 Plan”);

•	the Amended and Restated 2003 Stock Option Plan (the “2003 Plan”);

•	the Amended and Restated 2004 Equity Incentive Plan for New Employees (the “2004 Plan”);

•	the Amended and Restated 2005 Employee Stock Purchase Plan (the “ESPP”);

•	the Amended and Restated Non-Employee Director Equity Incentive Plan (the “Director Incentive Plan”);

•	the Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”);

•	certain nonstatutory stock option grants to officers and employees of its subsidiary, Taqua Inc.; and

•	certain nonstatutory stock option grants to employees of our affiliates, Santera Systems LLC and Taqua, Inc.
          Of these compensation plans, only the 1994 Plan, the 2003 Plan, the Director Incentive Plan, the Director Plan and the ESPP have been approved by our shareholders. The following table summarizes information about outstanding options, stock appreciation rights and restricted stock units and shares reserved for future issuance under the plans described above as of December 31, 2006:

				Number of shares
				remaining available for
	Number of shares to be		Weighted-average	future issuance under
	issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding shares
	warrants and rights		warrants and rights(1)	reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by shareholders	11,659,665	(2)(3)	$17.63	2,510,822 (4)
Equity compensation plans not approved by shareholders(5)	7,180,498	(6)(7)(8)	15.57	1,309,074 (9)

Total Equity Compensation Plans	18,840,163		16.73	3,819,896

(1)	The weighted-average exercise price of outstanding options, warrants and rights does not take into account restricted stock units since they do not have an exercise price.

(2)	Includes 11,142,392 shares of Tekelec Common Stock issuable upon the exercise of stock options and stock appreciation rights and 223,940 shares of Tekelec Common Stock issuable upon the vesting of restricted stock units.

(3)	Includes 293,333 shares of Tekelec Common Stock issuable upon the exercise of stock options granted to the directors of the Company under our director stock option plans.

(4)	Includes 2,510,822 shares of Tekelec Common Stock reserved for future issuance under the 2003 Plan, the ESPP and the Director Plan.

(5)	Includes shares available under the 2004 Plan. These shares are only available for the grant of equity incentives to new employees in connection with their commencement of employment with the Company.

(6)	Includes 5,898,385 shares of Tekelec Common Stock issuable upon the exercise of stock options and stock appreciation rights and 511,000 shares of Tekelec Common Stock issuable upon the vesting of restricted stock units.

(7)	Includes 60,615 shares of Tekelec Common Stock issuable upon the exercise of stock options originally granted under the stock option plans of Taqua prior to our acquisition of Taqua in 2004. We assumed these options in connection with the acquisition of Taqua, after
(footnotes continued on next page)

giving effect to applicable exchange ratios. These options are exercisable at a weighted-average exercise price of $34.25 per share. No additional options may be granted under the Taqua stock option plans pursuant to which the options were issued.

(8)	Includes (a) nonstatutory stock options to purchase an aggregate of 465,811 shares granted to four employees of Santera in connection with our acquisition of a majority interest in Santera and these employees’ acceptance of employment with Santera; and (b) nonstatutory stock options to purchase an aggregate of 244,687 shares granted to five employees of Taqua in connection with our acquisition of Taqua. These options were granted at exercise prices per share equal to the closing sales price of our Common Stock on the grant date; generally terminate four years after vesting or ten years after grant, subject to earlier termination upon an optionee’s termination of employment; and typically vest and become exercisable as to 25% of the shares subject thereto one year after the grant date with the remaining shares vesting in 12 equal quarterly installments.

(9)	Consists of 1,309,074 shares of Tekelec Common Stock reserved for future issuance under the 2004 Plan.
Amended and Restated 2004 Equity Incentive Plan for New Employees
     Our Board adopted the 2004 Equity Incentive Plan for New Employees (the “2004 Plan”) in July 2004, and we initially authorized 1,000,000 shares for issuance under the 2004 Plan. Subsequently, the Board amended the 2004 plan in September 2004, March 2005, May 2005, August 2005, December 2005 and August 2006 to increase the number of shares authorized for issuance under the 2004 Plan by a total of 7,000,000 shares. Accordingly, as of December 31, 2006, a total of 8,000,000 shares of our Common Stock was authorized and reserved for issuance under the 2004 Plan. In August 2006, our Board amended and restated the 2004 Plan principally to authorize the grant of stock appreciation rights thereunder and to make certain changes relating to Section 409 of the Internal Revenue Code (the “Amended 2004 Plan”). Neither the 2004 Plan nor the Amended 2004 Plan has been approved by shareholders based on the exception to the shareholder approval requirements of The Nasdaq Stock Market provided in Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).
     Under the Amended 2004 Plan, we may grant nonstatutory stock options, stock appreciation rights, restricted stock units and restricted stock awards to new employees of Tekelec and its subsidiaries as an inducement to entering into employment with us. In addition, individuals who become employed by Tekelec and its subsidiaries as a result of business acquisitions are also eligible to receive awards under the Amended 2004 Plan, as an inducement to their entering into employment with the Company and its subsidiaries. The Compensation Committee of our Board administers the Amended 2004 Plan.
     The exercise price of stock options and the grant price of stock appreciation rights granted under the Amended 2004 Plan may not be less than the fair market value of Tekelec’s Common Stock on the date of grant. The fair market value of our Common Stock on a given date is equal to the closing sales price of our Common Stock on that date on the Nasdaq Global Market as reported in The Wall Street Journal. Stock options and stock appreciation rights granted under the Amended 2004 Plan typically vest and become exercisable (a) in quarterly installments over four years or (b) as to 25% of the shares subject to the options on the one-year anniversary of the date of grant and as to the remaining shares in 12 equal quarterly installments thereafter. Each installment of vested options typically remains exercisable for four years after the vesting date or six years after the grant date, subject to earlier termination under certain circumstances relating to termination of employment. Restricted stock units granted under the Amended 2004 Plan typically vest in annual and/or quarterly installments over four years following the date of grant.
Compensation Committee Interlocks and Insider Participation
     During 2006, the Compensation Committee consisted of Messrs. Brenner, Floyd and Rager, all of whom are non-employee directors of the Company. No member of the Compensation Committee is or was a current or former officer or an employee of the Company or any of its subsidiaries other than Mr. Rager who served as the Company’s Treasurer and Secretary from 1975 to 1985.

COMPENSATION COMMITTEE REPORT
     The information contained in this report by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2006. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Tekelec’s Proxy Statement for its 2007 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE Daniel L. Brenner, Chairman Mark A. Floyd Jon F. Rager

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     It is the policy and practice of our Board to review and assess information concerning transactions involving related persons. Related persons include our directors and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving the Company, then the disinterested members of our Board would review and approve or ratify it, and we would disclose the transaction in accordance with SEC rules. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussion involving the transaction at issue.
     In November 2006, our Board approved a retention and incentive package for Jay Whitehurst, our President and General Manager, Switching Solutions Group (“SSG”), in order to incent Mr. Whitehurst to remain as President and General Manager of SSG and to assist Tekelec while we explored strategic alternatives involving SSG, including the possible sale of the SSG business. Under the terms of his retention and incentive package, we agreed either (i) to pay Mr. Whitehurst a bonus in the amount of $750,000, in lieu of all benefits to which he would otherwise be entitled under our Officer Severance Plan, if his employment was terminated by Tekelec in connection with the sale of SSG, or (ii) to award Mr. Whitehurst 40,000 restricted stock units which would vest in four equal annual installments if he remained an employee of Tekelec following the closing of a sale of SSG. Mr. Whitehurst will not be entitled to receive the bonus or the restricted stock units if, prior to the closing of a sale of SSG, Tekelec terminates his employment for cause or if he voluntarily terminates his employment with Tekelec. On March 20, 2006, we announced that we had entered into a definitive agreement to sell SSG under circumstances that would entitle Mr. Whitehurst to receive his $750,000 bonus upon the closing of the sale unless his employment with Tekelec were to be terminated under certain circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership of our Common Stock and reports of changes in ownership with the SEC and The Nasdaq Stock Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.
     Based solely on our review of the copies of such reports furnished to it and written representations from Tekelec’s executive officers and directors, we believe that all reports required to be filed by these officers and directors in accordance with Section 16(a) were filed on a timely basis during and with respect to 2006, other than one report on Form 4 that was inadvertently filed four days late by William H. Everett with respect to his sale of 7,000 shares of our Common Stock.
PROPOSAL 2 — RATIFICATION OF
APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2007, and recommends that our shareholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Fees Paid to PricewaterhouseCoopers LLP
     The following table sets forth the fees paid or accrued by Tekelec for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and December 31, 2005:

Fee Category	2006	2005
Audit Fees	$1,285,000	$2,917,000
Audit-Related Fees	4,000	64,000
Tax Fees	332,000	157,000
All Other Fees	10,000	2,000

Total Fees	$1,631,000	$3,140,000

     Audit Fees were for professional services rendered for the audit of Tekelec’s annual consolidated financial statements, the audit of IEX’s standalone financial statements required in connection with our sale of IEX in 2006, and the review of Tekelec’s consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of Tekelec’s consolidated financial statements and are not reported under “Audit Fees.” In 2006, these services consisted of updating a Registration Statement on Form S-8 covering shares of our Common Stock issuable under certain of our equity incentive plans. In 2005, these services consisted primarily of internal control reviews and consultation concerning financial accounting and reporting standards.
     Tax Fees were for professional services for federal and state income tax return preparation and review, tax advice and tax planning. These services consisted primarily of the review of our 2005 federal and state income tax returns, the preparation and review of our 2004 federal and state income tax returns, consultation on tax matters, and the preparation of the 2004/2005 Research and Development Tax Credit Study.
     All Other Fees were for services other than the services reported above. In 2006, these services included revenue recognition training and subscriptions to professional literature. In 2005, these services consisted of subscriptions to professional literature.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and permissible non-audit services provided by Tekelec’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by Tekelec’s independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.
     The Audit Committee periodically reviews the audit and non-audit services performed by PricewaterhouseCoopers LLP, and the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to Tekelec is compatible with maintaining the independence of PricewaterhouseCoopers LLP.
OTHER MATTERS
     We currently know of no matters to be submitted at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS Ronald W. Buckly Corporate Secretary

Morrisville, North Carolina
April 1, 2007

Appendix A
TEKELEC
Audit Committee of the Board of Directors
Amended and Restated Charter
(As adopted by the Board of Directors
of the Company on February 16, 2007)
          The Board of Directors of Tekelec (the “Company”) has adopted this Charter to govern the composition of its Audit Committee (the “Committee”) and the scope of the Committee’s authority, duties and responsibilities, and to set forth specific actions the Board of Directors expects the Committee to undertake to fulfill those duties and responsibilities.
I.	Statement of Purpose

The Committee is appointed by the Board of Directors of Tekelec (the “Board”) to assist the Board in overseeing and monitoring (i) the integrity of the financial statements of the Company, (ii) the qualifications and independence of the Company’s independent registered public accounting firm (the “independent auditors”), (iii) the performance of the Company’s internal audit function and independent auditors, (iv) the integrity of the Company’s systems of internal accounting and financial controls and (v) the Company’s compliance with legal and regulatory requirements. The policies and procedures of the Committee shall remain flexible in order to best react to changing conditions.

II.	Composition of the Audit Committee

The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee of the Board.

Each member of the Committee shall, in the judgment of the Board of Directors, be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment and shall meet all independence and experience requirements set forth in the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”) and applicable law, including (i) being independent as defined under Rule 4200 of the Nasdaq Rules, (ii) meeting the criteria for independence set forth in Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), (iii) not owning or controlling 20% or more of the Company’s voting securities or such lower measurement as may be established by the Securities and Exchange Commission (the “SEC”) in rulemaking under Section 301 of the Act, and (iv) being able to read and understand fundamental financial statements at the time of appointment to the Committee. In addition, at least one member of the Committee must be an “audit committee financial expert” as defined under the Act and the regulations promulgated thereunder.

No Committee member may accept any consulting, advisory, or other compensatory fee from the Company other than for service as a member of the Board of Directors and its committees. Unless the Board has previously designated a person to serve as the Chairperson of the Committee, the members of the Committee may designate a Chairperson by majority vote.

III.	Meetings

The Committee shall meet at least four times annually or more frequently if circumstances dictate. One or more of these meetings shall include separate executive sessions with the Company’s Chief Financial Officer, the Company’s Chief Accounting Officer and other members of the Company’s executive management and the independent auditors. In addition, the Committee shall meet with the independent auditors, the Company’s Chief Audit Executive and management to review the Company’s quarterly financial results. Members of the Committee and invited attendees may participate in meetings by conference telephone, as long as all members can hear one another, and such participation shall constitute presence at the meetings. A Secretary of the meeting (generally the Company’s Corporate Secretary or General Counsel or the Committee Chairperson) shall be designated at the start of each meeting. Minutes shall be reviewed and approved by the Committee and retained with the Company’s corporate records by Secretary of the Company. Copies of the minutes shall be furnished to all Board members.

IV.	Resources

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including full access to the Company’s employees and officers and internal or external advisors and consultants. If in the course of fulfilling its duties the Committee wishes to consult with outside legal, accounting or other advisors, the Committee may retain these advisors without seeking the Board’s approval. The Company shall provide the Committee with appropriate funding, as determined by the Committee, for the payment of (i) compensation to the independent auditors for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services, (ii) compensation to any independent counsel and advisors employed by the Committee and (iii) reimbursement for the Committee’s administrative expenses.

V.	Duties and Responsibilities of the Audit Committee

The duties and responsibilities of the Committee shall include the following:
1.	Be directly responsible and have sole authority for the appointment, compensation, evaluation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

2.	Based on policies and procedures developed by the Committee, approve in advance all auditing services (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than those prohibited under Section 201 of the Act and the rules promulgated thereunder) to be provided by the independent auditors to the Company with such de minimis exceptions as are permitted under the Act and other applicable law. The Committee may delegate to one or more designated members of the Committee who are independent members of the Board the authority to grant such pre-approvals, provided that the decision of any member to whom authority is so delegated shall be presented to the full Committee at its next scheduled meeting. Without limiting the generality of the foregoing, the Committee shall review all tax services with respect to, among other things, their impact on the independence of the independent auditors.

3.	Set clear policies for the Company’s hiring of employees or former employees of the independent auditors.

4.	Annually evaluate the independence of the Company’s independent auditors, including whether the independent auditors’ quality controls are adequate and whether the provision of non-audit services by such auditors is compatible with maintaining the auditors’ independence and present the Committee’s conclusions to the full Board on at least an annual basis. As part of such evaluation, the Committee shall:
a.	receive the written disclosures and letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and discuss with the auditors any issues required to be discussed regarding their objectivity and independence,

b.	confirm that the Company’s independent auditors do not employ and allow to participate in the Company’s audit in any capacity the Company’s Chief Executive Officer, Principal Accounting Officer, Controller, Chief Financial Officer, Chief Audit Executive or any person serving in an equivalent position for the Company for the one-year period preceding the date of the initiation of the audit, and

c.	assure regular rotation of the lead and concurring audit partners and that they have not performed audit services for the Company during such periods as are proscribed by Section 203 of the Act and the rules promulgated thereunder; and
5.	Annually evaluate the qualifications and performance of the Company’s current independent auditors and, based on such evaluation and the evaluation of the auditors’ independence, determine whether the current auditors should be reappointed or replaced and the selection of any replacement. As part of such evaluation, the Committee shall:
a.	review and evaluate the lead partner of the independent auditors, and

b.	confirm that the independent auditors are registered with the Public Company Accounting Oversight Board.
6.	Meet with the independent auditors and financial management of the Company in advance of the annual audit to review the proposed scope of the annual audit, the proposed scope of the quarterly reviews and the procedures to be followed in conducting the audit and the reviews, and the engagement letter(s) covering all services to be provided.
7.	Review and discuss with the Company’s independent auditors:
a.	reports of all critical accounting policies and practices to be used,

b.	reports of all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Company’s independent auditors and

c.	other material written communications between the Company’s independent auditors and the management of the Company, such as
i.	any representation letter from management regarding their responsibilities and their review of the summary of aggregated differences, if any,

ii.	reports on observations and recommendations on accounting, auditing, internal controls or operational matters,

iii.	schedules of unadjusted differences, including schedules of material adjustments and reclassifications proposed, and

iv.	a list of adjustments and reclassifications not recorded, if any.
8.	Review and discuss with the independent auditors any audit problems or difficulties the accountants may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, significant areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties, significant audit adjustments and any other matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90 and as further modified or supplemented.

9.	Review and discuss with management, at least quarterly, significant issues, estimates, and judgments that may have a material impact on the Company’s financial statements or, internal controls, or may be a matter of public interest or exposure.

10.	Review and discuss, prior to filing, with the Company’s financial management and independent auditors, the financial statements contained in the Company’s Annual Report on Form 10-K and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Discuss any significant financial judgments made in connection with the preparation of such financial statements. Receive assurances from the Company’s financial management that the financial statements proposed to be included in the Company’s Annual Report contain no material misstatements. Receive assurances from the independent auditors that they have read the other information and considered whether such information, or the manner of its presentation, is materially inconsistent with information, or the manner of its presentation, appearing in the financial statements. If deemed appropriate, after consideration of the reviews and assurances, recommend to the Board that the financial statements be included in the Annual Report on Form 10-K.

11.	Review and discuss, prior to filing, with the Company’s financial management and independent auditors, the financial statements contained in the Company’s Quarterly Reports on Form 10-Q and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Receive assurances from the Company’s financial management that the financial statements included in the Company’s reports do not contain any material misstatements and review the representation letter from management regarding its responsibilities and its review of the summary of aggregated differences, if any, for the quarter. Receive assurances that the auditors have performed a review of interim information in accordance with Statement on Auditing Standards (“SAS”), No. 100 “Interim Financial Information’’ and that they are not aware of any material modifications that should be made to the interim financial information for it to conform with GAAP.

12.	Monitor the operation of the Company’s Disclosure Committee by reviewing the minutes of that Committee’s meetings held prior to filing the Company’s annual and quarterly reports and inquiring about the adequacy of disclosures in the reports, including disclosures with respect to all related party transactions or other potential conflict of interests situations involving a principal shareholder, a member of the Board or senior management, or any off-balance sheet transactions.

13.	Review with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and, at least quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any deficiencies in or material non-compliance with such controls and procedures.

14.	Discuss at least annually with the Company’s independent auditors, financial management and Chief Audit Executive the adequacy and effectiveness of the Company’s internal controls, including any significant changes in internal controls reported to the Committee by management and the status of corrective actions taken, or to be taken, to remediate all significant deficiencies and material weaknesses identified during the course of management’s testing of internal controls over financial reporting and its quarterly evaluations of the effectiveness of the Company’s disclosure and procedures. Review the management letters issued by the Company’s independent auditors and management’s response thereto. Periodically assess any action management has taken or progress it has made in addressing issues raised by the independent auditors.

15.	Review and discuss with management, prior to release, the Company’s earnings press releases (including the use of non-GAAP financial measures therein) as well as financial information and earnings guidance provided to analysts and rating agencies; provided, however, that such discussions may be done generally — (i.e., discussions of the types of information to be disclosed and the type of presentation to be made).

16.	Periodically discuss with management and the independent auditors the effect of any regulatory and accounting developments and off-balance sheet structures on the Company’s financial statements.

17.	Review and discuss at least annually with management and the Chief Audit Executive:
a.	approval of the annual internal audit plan (in terms of scope and procedures to be used),

b.	significant internal audit findings during the year, including management’s responses thereto,

c.	any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to information, and

d.	significant changes in the scope of the internal audit plans.
18.	Annually receive a report from the Company’s Vice President, Information Technology on the adequacy of the Company’s computerized information and accounting systems and related internal controls.

19.	At least annually, receive a report from the Company’s Director, Corporate Taxes regarding significant income tax matters, including accounting for uncertain tax positions and unrealized tax benefits and the status of governmental tax audits

20.	At least annually, receive a report from the Company’s Chief Executive Officer and Chief Financial Officer reviewing the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken to monitor and control such exposures.

21.	Annually review and update the Company’s Business Ethics Policy and ensure that management has established a system to enforce such Policy.

22.	Oversee compliance with the Company’s Code of Ethics for Chief Executive and Senior Financial Officers and report on such compliance to the Board.

23.	Discuss at least annually with the Company’s General Counsel or outside legal counsel the effectiveness of the Company’s legal compliance programs, any legal matters that may have a material impact on the Company’s financial statements and any material reports or inquiries received from regulators or government agencies.

24.	Authorize and oversee investigations deemed appropriate into any matters within the Committee’s scope of responsibility.

25.	Prepare the report of the Committee or other disclosure required by the proxy rules of the SEC to be included in the Company’s annual proxy statement. The Committee charter and/or any significant changes thereto will be disclosed at least once every three years in the Company’s proxy statement.

26.	Establish and review periodically procedures for and monitor the receipt, retention, and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters. In addition, ensure that all submissions by Company employees of concerns regarding any questionable accounting or auditing matters are treated confidentially and anonymously.

27.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

28.	Report actions of the Committee regularly to the Board with such recommendations as the Committee deems appropriate.

29.	Annually review the sufficiency of this Charter and recommend any proposed changes to the Board for approval.

30.	Review and evaluate annually the Committee’s performance of its duties and responsibilities and report thereon to the Board.

31.	Conduct executive sessions from time to time with such members of senior management and operations and financial personnel as may be requested by the Committee to be present.
VI.   Limitation of the Committee’s Role
The duties of the Committee are ones of oversight and supervision. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. The fundamental responsibility for the Company’s financial statements and disclosure rests with management. The responsibility for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements is that of the independent auditors. The Board recognizes that the Committee will rely on the advice and information it receives from the Company’s management and independent auditors. The Board does, however, expect the Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. The Board also expects that the Committee will maintain free and open communications with the other directors, the Company’s independent auditors and the financial management of the Company.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TEKELEC
2007 Annual Meeting of Shareholders
The undersigned shareholder of Tekelec, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 1, 2007, and Annual Report to Shareholders for the year ended December 31, 2006, and hereby appoints Franco Plastina and William H. Everett, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, May 18, 2007, at 9:00 a.m., local time, at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL
THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
DO NOT FOLD, STAPLE OR MUTILATE

▼ DETACH PROXY CARD HERE ▼
1. ELECTION OF DIRECTORS

☐	FOR ALL nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for ALL nominees listed below.	☐	EXCEPTIONS
Names of Nominees: Robert V. Adams, Daniel L. Brenner, Mark A. Floyd, Martin A. Kaplan, Franco Plastina and Michael P. Ressner
(INSTRUCTION: To withhold the authority to vote for any individual nominee, mark the box “Exceptions” above and write the nominee’s name in the space below.)

EXCEPTIONS:

2.	Appointment of Independent Registered Public Accounting Firm: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, as described in the Proxy Statement.
Any one of such attorneys-in-fact or substitutes as shall be present and shall act at the Annual Meeting or any adjournment(s) thereof shall have and may exercise all powers of the attorneys-in-fact hereunder.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Other Business: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated:	, 2007

Signature

Signature
(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

t Please Detach Here t You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope